UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FEDEX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 24, 2012

To Our Stockholders:

We cordially invite you to attend the 2012 annual meeting of FedEx’s stockholders. The meeting will take place in the auditorium at the FedEx Express World Headquarters, 3670 Hacks Cross Road, Building G, Memphis, Tennessee 38125, on Monday, September 24, 2012, at 10:00 a.m. local time. We look forward to your attendance either in person or by proxy.

The purposes of the meeting are to:

1.	Elect the twelve nominees named in the attached proxy statement as FedEx directors;

2.	Ratify the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm for fiscal year 2013;

3.	Hold an advisory vote to approve named executive officer compensation;

4.	Act upon two stockholder proposals, if properly presented at the meeting; and

5.	Transact any other business that may properly come before the meeting.

Only stockholders of record at the close of business on July 30, 2012, may vote at the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

CHRISTINE P. RICHARDS

Executive Vice President, General Counsel

and Secretary

August 13, 2012

HOW TO VOTE: Please complete, date, sign and return the accompanying proxy card or voting instruction card, or vote electronically via the Internet or by telephone. The enclosed return envelope requires no additional postage if mailed in the United States.

REDUCE MAILING COSTS: If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.

ANNUAL MEETING ADMISSION: If you attend the annual meeting in person, you will need to present your admission ticket, or an account statement showing your ownership of FedEx common stock as of the record date, and a valid government-issued photo identification. The indicated portion of your proxy card or the ticket accompanying your voting instruction card will serve as your admission ticket. If you are a registered stockholder and receive your proxy materials electronically, you should follow the instructions provided to print a paper admission ticket.

Your vote is very important. Please vote whether or not you plan to attend the meeting.

2012 PROXY STATEMENT

Page
INFORMATION ABOUT THE ANNUAL MEETING	2
What are the purposes of the annual meeting?	2
Who is entitled to vote?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner? Am I entitled to vote if my shares are held in “street name”?	2
What does it mean if I receive more than one proxy card or voting instruction card?	2
How many shares must be present to hold the meeting?	3
What if a quorum is not present at the meeting?	3
How do I vote?	3
How do I vote my shares held in the FedEx employee stock purchase plan or in any FedEx benefit plan?	3
Who can attend the meeting?	4
Can I change my vote after I submit my proxy?	4
Will my vote be kept confidential?	4
Who will count the votes?	4
How does the Board of Directors recommend I vote on the proposals?	5
What if I am a registered stockholder and do not specify how my shares are to be voted on my proxy card?	5
Will any other business be conducted at the meeting?	5
How many votes are required to elect each director nominee?	5
What happens if a director nominee does not receive the required majority vote?	5
What happens if a director nominee is unable to stand for election?	5
How many votes are required to ratify the appointment of FedEx’s independent registered public accounting firm?	6
How many votes are required to approve the advisory vote on named executive officer compensation?	6
How many votes are required to approve each of the stockholder proposals?	6
How will abstentions be treated?	6
How will broker non-votes be treated?	6
Will the meeting be Webcast?	6
STOCK OWNERSHIP	7
Directors and Executive Officers	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
Significant Stockholders	8
CORPORATE GOVERNANCE MATTERS	9
Corporate Governance Documents	9
Board Leadership Structure	9
Board Risk Oversight	10
Executive Management Succession Planning	11
Director Independence	11
Audit Committee Financial Expert	12
Director Mandatory Retirement	12
Stock Ownership Goal for Directors and Senior Officers	13
Policy on Poison Pills	13
Executive Sessions of Non-Management Directors	13
Communications with Directors	13
Nomination of Director Candidates	13

i

(continued)

ii

FedEx Corporation

942 South Shady Grove Road

Memphis, Tennessee 38120

2012 PROXY STATEMENT

FedEx’s Board of Directors is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2012 Annual Meeting of Stockholders. The meeting will take place in the auditorium at the FedEx Express World Headquarters, 3670 Hacks Cross Road, Building G, Memphis, Tennessee 38125, on Monday, September 24, 2012, at 10:00 a.m. local time. At the meeting, stockholders will be voting on the following items: (1) the election of the twelve nominees named in this proxy statement to the FedEx Board of Directors; (2) the ratification of FedEx’s independent registered public accounting firm; (3) an advisory vote to approve named executive officer compensation; and (4) if properly presented at the meeting, two stockholder proposals. Stockholders also will consider any other matters that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy (either by signing and returning the enclosed proxy card or by voting electronically on the Internet or by telephone), you authorize Christine P. Richards, FedEx’s Executive Vice President, General Counsel and Secretary, and Alan B. Graf, Jr., FedEx’s Executive Vice President and Chief Financial Officer, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

FedEx’s Annual Report to Stockholders for the fiscal year ended May 31, 2012, which includes FedEx’s fiscal 2012 audited consolidated financial statements, accompanies this proxy statement. Although the Annual Report is being distributed with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending the proxy statement, form of proxy and accompanying materials to stockholders on or about August 13, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 24, 2012: The following materials are available on the Investor Relations page of the FedEx Web site at http://investors.fedex.com:

•	The Notice of Annual Meeting of Stockholders To Be Held September 24, 2012;

•	This proxy statement; and

•	FedEx’s Annual Report to Stockholders for the fiscal year ended May 31, 2012.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES EITHER BY MAIL, VIA THE INTERNET OR BY TELEPHONE.

Effect of Not Casting Your Vote: If your shares are held in “street name” (i.e., your shares are held by a bank, brokerage firm or other nominee — the “bank or broker”), in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you hold your shares in street name and you do not instruct your bank or broker as to how to vote your shares, your bank or broker may only vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 2), but will not be allowed to vote your shares on any of the other proposals described in this proxy statement, including the election of directors. If you are a stockholder of record and you do not sign and return your proxy card or vote electronically on the Internet or by telephone, no votes will be cast on your behalf on any of the items of business at the meeting.

INFORMATION ABOUT THE ANNUAL MEETING

What are the purposes of the annual meeting?

At the annual meeting, the stockholders will be asked to:

•	Elect the twelve nominees named in this proxy statement as FedEx directors;

•	Ratify the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm;

•	Cast an advisory vote to approve named executive officer compensation; and

•	Act on two stockholder proposals, if properly presented.

Stockholders also will transact any other business that may properly come before the meeting. Members of FedEx’s management team will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is July 30, 2012. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is FedEx common stock. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 313,999,414 shares of FedEx common stock outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner? Am I entitled to vote if my shares are held in “street name”?

If your shares are registered in your name with FedEx’s transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” (or “registered stockholder”) of those shares, and these proxy materials have been provided directly to you by FedEx.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the “bank or broker”), along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or broker how to vote your shares by using the voting instruction card or by following its instructions for voting by telephone or on the Internet (if available), and the bank or broker is required to vote your shares in accordance with your instructions.

If you do not give voting instructions, your bank or broker will nevertheless be entitled to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). Absent your instructions, the bank or broker will not be permitted, however, to vote your shares on the election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 3) or the adoption of the two stockholder proposals (Proposals 4 and 5), and your shares will be considered “broker non-votes” on those proposals. See “How will broker non-votes be treated?” below.

As the beneficial owner of shares, you are invited to attend the annual meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from your bank or broker.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card that means your shares are registered differently and are held in more than one account. To ensure that all your shares are voted, please sign and return by mail all proxy cards and voting instruction cards or vote each account over the Internet or by telephone (if made available by the bank or broker with respect to any shares you hold in street name).

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

If a quorum is not present at the meeting, the holders of a majority of the shares entitled to vote at the meeting who are present, in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

How do I vote?

1.    YOU MAY VOTE BY MAIL.  If you properly complete, sign and date the accompanying proxy card or voting instruction card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States.

2.    YOU MAY VOTE BY TELEPHONE OR ON THE INTERNET.  If you are a registered stockholder, you may vote by telephone or on the Internet by following the instructions included on the proxy card. If you vote by telephone or on the Internet, you do not have to mail in your proxy card. If you wish to attend the meeting in person, however, you will need to bring your admission ticket. Internet and telephone voting are available 24 hours a day. Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern time on September 23, 2012.

If you are the beneficial owner of shares held in street name, you still may be able to vote your shares electronically by telephone or on the Internet. The availability of telephone and Internet voting will depend on the voting process of your bank or broker. We recommend that you follow the instructions set forth on the voting instruction card provided to you.

NOTE: If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to provide you with proxy materials and annual reports.

3.    YOU MAY VOTE IN PERSON AT THE MEETING.  If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out ballots to registered stockholders who wish to vote in person at the meeting. If you are a beneficial owner of shares held in street name who wishes to vote at the meeting, you will need to obtain a legal proxy from your bank or broker, bring it with you to the meeting, and hand it in with a signed ballot that will be provided to you at the meeting. Beneficial owners will not able to vote their shares at the meeting without a legal proxy.

How do I vote my shares held in the FedEx employee stock purchase plan or in any FedEx benefit plan?

If you own shares of FedEx common stock through the FedEx employee stock purchase plan or any FedEx or subsidiary benefit plan, you can direct the trustee or the record holder to vote the shares held in your account in accordance with your instructions by completing the proxy card and returning it in the enclosed envelope or by registering your instructions via the Internet or telephone as directed on the proxy card. If you register your voting instructions by telephone or on the Internet, you do not have to mail in the proxy card. If you wish to attend the meeting in person, however, you will need to bring the admission ticket attached to the proxy card with you. In order to instruct a plan trustee or record holder on the voting of shares held in your account, your instructions must be received by September 19, 2012. If your voting instructions are not received by that date, each plan trustee will vote your shares in the same proportion as the plan shares for which voting instructions have been received.

Who can attend the meeting?

Only stockholders eligible to vote or their authorized representatives will be admitted to the meeting. If you plan to attend the meeting, detach and bring with you the stub portion of your proxy card, which is marked “Admission Ticket.” You also must bring a valid government-issued photo identification, such as a driver’s license or a passport. If you received your proxy materials through the Internet, you should follow the instructions provided to print a paper admission ticket.

If your shares are held in street name, you must bring the “Admission Ticket” that accompanies your voting instruction card. Alternatively, you may bring other proof of ownership, such as a brokerage account statement, which clearly shows your ownership of FedEx common stock as of the record date. In addition, you must bring a valid government-issued photo identification, such as a driver’s license or a passport.

Security measures will be in place at the meeting to help ensure the safety of attendees. Metal detectors similar to those used in airports will be located at the entrance to the meeting room, and briefcases, handbags and packages will be inspected. No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting. Anyone who refuses to comply with these requirements will not be admitted.

Can I change my vote after I submit my proxy?

Yes, if you are a registered stockholder you may revoke your proxy and change your vote prior to the completion of voting at the meeting by:

•

submitting a valid, later-dated proxy card or a later-dated vote by telephone or on the Internet in a timely manner (the latest-dated, properly completed proxy that you submit in a timely manner, whether by mail, by telephone or on the Internet, will count as your vote); or

•	giving written notice of such revocation to the Secretary of FedEx prior to or at the meeting or by voting in person at the meeting.

Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the meeting.

If your shares are held in street name, you should contact your bank or broker and follow its procedures for changing your voting instructions. You also may vote in person at the meeting if you obtain a legal proxy from your bank or broker.

Will my vote be kept confidential?

Yes, your vote will be kept confidential and not disclosed to FedEx unless:

•	required by law;

•	you expressly request disclosure on your proxy; or

•	there is a proxy contest.

Who will count the votes?

FedEx’s transfer agent, Computershare Trust Company, N.A., will tabulate and certify the votes. A representative of the transfer agent will serve as the inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote:

•	FOR the election of each of the twelve nominees named in this proxy statement to the Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm;

•	FOR the advisory proposal to approve named executive officer compensation; and

•	AGAINST each of the stockholder proposals.

What if I am a registered stockholder and do not specify how my shares are to be voted on my proxy card?

If you submit a proxy but do not indicate any voting instructions, your shares will be voted:

•	FOR the election of each of the twelve nominees named in this proxy statement to the Board of Directors;

•	FOR the ratification of the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm;

•	FOR the advisory proposal to approve named executive officer compensation; and

•	AGAINST each of the stockholder proposals.

Will any other business be conducted at the meeting?

We know of no other business to be conducted at the meeting. FedEx’s Bylaws require stockholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we did not receive any notice that met the requirements of our Bylaws. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect each director nominee?

A director nominee will be elected to the Board of Directors if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election. See “Corporate Governance Matters — Majority-Voting Standard for Director Elections” below.

What happens if a director nominee does not receive the required majority vote?

Each nominee is a current director who is standing for reelection. Accordingly, each nominee has tendered an irrevocable resignation from the Board of Directors that will take effect if the nominee does not receive the required majority vote and the Board accepts the resignation. If the Board accepts the resignation, the nominee will no longer serve on the Board of Directors, and if the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. See “Corporate Governance Matters — Majority-Voting Standard for Director Elections” below.

What happens if a director nominee is unable to stand for election?

If a director nominee named in this proxy statement is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders may vote your shares for the substitute nominee.

How many votes are required to ratify the appointment of FedEx’s independent registered public accounting firm?

The ratification of the appointment of Ernst & Young LLP as FedEx’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

How many votes are required to approve the advisory vote on named executive officer compensation?

Approval of the advisory proposal on named executive officer compensation requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

As an advisory vote, this proposal is not binding on FedEx, the Board of Directors or the Compensation Committee. Because we highly value the opinions of our stockholders, however, the Board of Directors and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

How many votes are required to approve each of the stockholder proposals?

If the stockholder proposal is properly presented at the meeting, approval of the proposal requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Approval of the stockholder proposal would merely serve as a recommendation to the Board to take the necessary steps to implement such proposal.

How will abstentions be treated?

Abstentions will have no effect on the election of directors (Proposal 1). For each of the other proposals, abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal.

How will broker non-votes be treated?

If your shares are held in street name, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you hold your shares in street name and you do not instruct your bank or broker as to how to vote your shares, your bank or broker may only vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). Your shares will be treated as broker non-votes on all the other proposals, including the election of directors (Proposal 1).

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote. Thus, absent voting instructions from you, your bank or broker may not vote your shares on the election of directors (Proposal 1), the advisory vote to approve named executive officer compensation (Proposal 3) or the adoption of the two stockholder proposals (Proposals 4 and 5). A broker non-vote with respect to these proposals will not affect their outcome.

Will the meeting be Webcast?

Yes, you are invited to visit the News and Events section of the Investor Relations page of our Web site (http://investors.fedex.com) at 10:00 a.m. Central time on September 24, 2012, to access the live Webcast of the meeting. An archived copy of the Webcast will be available on our Web site for at least one year. The information on FedEx’s Web site, however, is not incorporated by reference in, and does not form part of, this proxy statement.

STOCK OWNERSHIP

Directors and Executive Officers

The following table sets forth the amount of FedEx’s common stock beneficially owned by each director, each named executive officer included in the Summary Compensation Table and all directors and executive officers as a group, as of August 2, 2012. Unless otherwise indicated, beneficial ownership is direct and the person shown has sole voting and investment power.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares		Number of Option Shares(1)	Percent of Class(2)
Frederick W. Smith	19,809,030	(3)	1,749,737	6.83%
James L. Barksdale	46,800		48,610	*
John A. Edwardson	15,000		56,610	*
Shirley Ann Jackson	7,000		35,610	*
Steven R. Loranger	7,800	(4)	30,210	*
Gary W. Loveman	16,854		19,370	*
R. Brad Martin	56,500	(5)	5,970	*
Joshua Cooper Ramo	—		5,970	*
Susan C. Schwab	2,933		21,410	*
Joshua I. Smith	7,435		41,610	*
David P. Steiner	5,000		17,010	*
Paul S. Walsh	8,500		48,610	*
David J. Bronczek	70,082	(6)	323,604	*
Robert B. Carter	49,083	(7)	213,523	*
T. Michael Glenn	217,591	(8)	250,940	*
Alan B. Graf, Jr.	189,111	(9)	263,440	*
All directors and executive officers as a group (19 persons)	20,675,406	(10)	3,430,976	7.59%

*	Less than 1% of FedEx’s outstanding common stock.

(1)	Reflects the number of shares that can be acquired at August 2, 2012, or within 60 days thereafter through the exercise of stock options. These shares are excluded from the column headed “Number of Shares,” but included in the ownership percentages reported in the column headed “Percent of Class.”

(2)	Based on 314,049,176 shares outstanding on August 2, 2012.

(3)	Includes 15,544,100 shares owned by Mr. Smith (4,904,000 of such shares have been pledged as security by Mr. Smith), 4,141,280 shares owned by Frederick Smith Enterprise Company, Inc. (“Enterprise”), a family holding company (399,000 of such shares have been pledged as security by Enterprise), 736 shares owned by Mr. Smith’s spouse and 120,579 shares held in trust for the benefit of Mr. Smith’s child. Regions Bank, Memphis, Tennessee, as trustee of a trust of which Mr. Smith is the lifetime beneficiary, holds 55% of Enterprise’s outstanding stock, and Mr. Smith owns 45% directly. Includes 2,335 shares held in FedEx’s retirement savings plan. Mr. Smith’s business address is 942 South Shady Grove Road, Memphis, Tennessee 38120.

(4)	Owned by a family trust.

(5)	Includes 7,250 shares owned by R. Brad Martin Family Foundation and 1,500 shares owned by Mr. Martin’s spouse.

(6)	Includes 679 shares held in FedEx’s retirement savings plan.

(7)	Includes 2,200 shares owned by Mr. Carter’s spouse.

(8)	Includes 88,750 shares owned by Glenn Family Partners, L.P. Mr. Glenn disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 557 shares held in FedEx’s retirement savings plan.

(9)	Includes 7,400 shares owned by a family trust and 436 shares held in FedEx’s retirement savings plan.

(10)	Includes an aggregate 4,436 shares held in FedEx’s retirement savings plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of FedEx and persons who own more than ten percent of FedEx’s common stock to file with the Securities and Exchange Commission (“SEC”) initial reports of beneficial ownership (Form 3) and reports of subsequent changes in their beneficial ownership (Form 4 or Form 5) of FedEx’s common stock. Such directors, officers and greater-than-ten-percent stockholders are required to furnish FedEx with copies of the Section 16(a) reports they file. The SEC has established specific due dates for these reports, and FedEx is required to disclose in this proxy statement any late filings or failures to file.

Based solely upon a review of the copies of the Section 16(a) reports (and any amendments thereto) furnished to FedEx and written representations from FedEx’s directors and reporting officers that no additional reports were required, FedEx believes that its directors and reporting officers complied with all these filing requirements for the fiscal year ended May 31, 2012.

Significant Stockholders

The following table lists certain persons known by FedEx to own beneficially more than five percent of FedEx’s outstanding shares of common stock as of March 31, 2012.

	Amount and Nature of Beneficial Ownership	Percent of Class
Dodge & Cox	18,977,806(1)	6.02%
555 California Street, 40th Floor
San Francisco, California 94104

PRIMECAP Management Company	20,645,262(2)	6.55%
225 South Lake Avenue, Suite 400 Pasadena, California 91101

(1)	Dodge & Cox, a registered investment advisor, had sole voting power over 17,899,716 shares and sole investment power over all 18,977,806 shares.

(2)	PRIMECAP Management Company, a registered investment advisor, had sole voting power over 4,154,743 shares and sole investment power over all 20,645,262 shares.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Documents

In furtherance of its longstanding goals of providing effective governance of FedEx’s business and affairs for the long-term benefit of stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, the Board of Directors has adopted Corporate Governance Guidelines, charters for each of its Board committees and a Code of Business Conduct and Ethics for directors, officers and employees of FedEx. Each of these documents is available in the Corporate Governance section of the Investor Relations page of our Web site at http://investors.fedex.com.

Board Leadership Structure

The leadership structure of our Board of Directors includes (i) a combined Chairman of the Board and Chief Executive Officer, (ii) independent, active and effective directors of equal importance and rights, who all have the same opportunities and responsibilities in providing vigorous oversight of the effectiveness of management policies, and (iii) a Lead Independent Director. The Chairperson of the Nominating & Governance Committee, who is elected annually by a majority of the independent Board members, serves as the Lead Independent Director. The Board believes that FedEx has been and continues to be well served by having the company’s founder, Frederick W. Smith, serve as both Chairman of the Board and Chief Executive Officer. The current Board leadership model, when combined with the composition of the Board, the strong leadership of our independent directors, Board committees and Lead Independent Director, and the highly effective corporate governance structures and processes already in place, strikes an appropriate balance between consistent leadership and independent oversight of FedEx’s business and affairs.

The Board believes that FedEx’s Corporate Governance Guidelines help ensure that strong and independent directors will continue to play the central oversight role necessary to maintain FedEx’s commitment to the highest quality corporate governance. Pursuant to our governance principles and established practices:

•

Executive Sessions. Non-management Board members meet at regularly scheduled executive sessions without management present in conjunction with each in-person Board meeting. The Lead Independent Director conducts these meetings. In addition, the Lead Independent Director may call such meetings of the non-management Board members as he or she deems necessary or appropriate, may also be designated to preside at any Board or stockholder meeting and presides at all Board meetings at which the Chairman of the Board and Chief Executive Officer is not present.

•

Agenda Items/Information Requests. Each Board member may place items on the agenda for Board meetings, raise subjects that are not on the agenda for that meeting or request information that has not otherwise been provided to the Board. Additionally, the Lead Independent Director reviews and approves all Board meeting schedules and agendas and consults with the Chairman of the Board and Chief Executive Officer regarding other information sent to the Board in connection with Board meetings or other Board action.

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Interaction With Management. Consistent with our philosophy of empowering each member of our Board of Directors, each Board member has complete and open access to any member of management and to the chairman of each Board committee for the purpose of discussing any matter related to the work of such committee. The Lead Independent Director also serves as a liaison, but not a buffer, between the Chairman of the Board and Chief Executive Officer and independent Board members.

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Interaction With Stockholders. If any of our major stockholders asks to speak with any Board member on a matter related to FedEx, we will ask that director to make himself or herself available and will facilitate such interaction. Additionally, the Lead Independent Director is available to communicate with stockholders, as appropriate, if requested by such stockholders.

•	Special Board Meetings. Special meetings of the Board can be called by the Chairman of the Board and Chief Executive Officer or at the request of two or more directors.

•	Retention of Independent Advisors. The Board and each Board committee have the authority to retain independent legal, financial and other advisors as they deem appropriate.

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Annual Review. Our directors evaluate the Board’s processes on an annual basis to ensure, among other things, that its leadership structure remains effective, that Board and committee meetings are conducted in a manner that promotes candid and constructive dialog and that sufficient time has been allocated for such meetings.

Board Risk Oversight

The Board of Directors’ role in risk oversight at FedEx is consistent with the company’s leadership structure, with management having day-to-day responsibility for assessing and managing the company’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on ensuring that FedEx’s risk management practices are adequate and regularly reviewing the most significant risks facing the company. The Board performs its risk oversight role by using several different levels of review. Each Board meeting begins with a strategic overview by the Chairman of the Board, President and Chief Executive Officer that describes the most significant issues, including risks, affecting the company, and also includes business updates from each reporting segment CEO. In addition, at least annually, the Board reviews in detail the business and operations of each of the company’s reporting segments, including the primary risks associated with that segment.

The Board reviews the risks associated with the company’s financial forecasts and annual business plan. These risks are identified and managed in connection with the company’s robust enterprise risk management (“ERM”) process. Our ERM process provides the enterprise with a common framework and terminology to ensure consistency in identification, reporting and management of key risks. The ERM process is embedded in our strategic financial planning process, which ensures explicit consideration of risks that affect the underlying assumptions of the strategic plans and provides a platform to facilitate integration of risk information in business decision-making.

The Board has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s areas of responsibility. For example:

•	The Audit Committee reviews and discusses with management the company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures.

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The Compensation Committee reviews and discusses with management the relationship between the company’s compensation policies and practices and the company’s risk management, including the extent to which those policies and practices create or decrease risks for the company.

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The Information Technology Oversight Committee reviews and discusses with management the quality and effectiveness of the company’s information technology systems and processes, including the extent to which those systems and processes create or decrease information security and other risks for the company.

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The Nominating & Governance Committee reviews and discusses with management the implementation and effectiveness of the company’s compliance and ethics programs, including the Code of Business Conduct and Ethics.

In addition, the Audit Committee is responsible for reviewing and discussing with management the guidelines and policies that govern the processes by which the company assesses and manages its exposure to all risk, including our ERM process. The ERM process culminates in an annual presentation to the Audit Committee on the key enterprise risks facing FedEx.

Executive Management Succession Planning

The Board of Directors has in place an effective planning process to select successors to the Chairman of the Board, President and Chief Executive Officer and other members of executive management. The Nominating & Governance Committee, in consultation with the Chairman of the Board, President and Chief Executive Officer, annually reports to the Board on executive management succession planning. The entire Board works with the Nominating & Governance Committee and the Chairman of the Board, President and Chief Executive Officer to evaluate potential successors to the CEO and other members of executive management. Through this process, the Board receives information that includes qualitative evaluations of potential successors to the CEO and other executives. The Chairman of the Board, President and Chief Executive Officer periodically provides to the Board his recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. Additionally, the Board periodically reviews and revises as necessary the company’s emergency management succession plan, which details the actions to be taken by specific individuals in the event a member of executive management suddenly dies or becomes incapacitated.

Director Independence

The Board of Directors has determined that each member of the Audit, Compensation and Nominating & Governance Committees and, with the exception of Frederick W. Smith, each of the Board’s current members (James L. Barksdale, John A. Edwardson, Shirley Ann Jackson, Steven R. Loranger, Gary W. Loveman, R. Brad Martin, Joshua Cooper Ramo, Susan C. Schwab, Joshua I. Smith, David P. Steiner and Paul S. Walsh) is independent and meets the applicable independence requirements of the New York Stock Exchange (including the additional requirements for Audit Committee members) and the Board’s more stringent standards for determining director independence. Mr. Smith is FedEx’s Chairman of the Board, President and Chief Executive Officer. J.R. Hyde, III retired as a director immediately before the 2011 annual meeting, and when considering the totality of the multiple relationships between FedEx and entities affiliated with Mr. Hyde, the Board of Directors had previously determined that he was not independent.

Under the Board’s standards of director independence, which are included in FedEx’s Corporate Governance Guidelines, a director will be considered independent only if the Board affirmatively determines that the director has no direct or indirect material relationship with FedEx, other than as a director. The standards set forth certain categories or types of transactions, relationships or arrangements with FedEx, as follows, each of which (i) is deemed not to be a material relationship with FedEx, and thus (ii) will not, by itself, prevent a director from being considered independent:

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Prior Employment of Director. The director was employed by FedEx or was personally working on FedEx’s audit as an employee or partner of FedEx’s independent auditor, and over five years have passed since such employment, partner or auditing relationship ended.

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Prior Employment of Immediate Family Member. An immediate family member was an officer of FedEx or was personally working on FedEx’s audit as an employee or partner of FedEx’s independent auditor, and over five years have passed since such employment, partner or auditing relationship ended.

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Current Employment of Immediate Family Member. An immediate family member is employed by FedEx in a non-officer position, or by FedEx’s independent auditor not as a partner and not personally working on FedEx’s audit.

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Interlocking Directorships. An executive officer of FedEx served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

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Business Relationships. The director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, FedEx for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

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Indebtedness. The director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to FedEx or to which FedEx is indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

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Charitable Contributions. The director is a trustee, fiduciary, director or officer of a tax-exempt organization to which FedEx contributes, and the contributions to such organization by FedEx have not within any of such organization’s three most recently completed fiscal years exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

The Board broadly considered all relevant facts and circumstances, including the following immaterial transactions, relationships and arrangements:

•	Mr. Barksdale served as an officer of FedEx, but he left the company well over five years ago (his employment at FedEx ended in 1992).

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FedEx has made charitable contributions to a tax-exempt organization for which Mr. Loranger serves as a director, but these contributions by FedEx to such organization have not within any of the other organization’s three most recently completed fiscal years exceeded one percent (or $250,000, whichever is greater) of the other organization’s consolidated gross revenues for such year. In addition, Mr. Martin and a FedEx executive officer are affiliated with the same Memphis-based non-profit organization.

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In the ordinary course of business, FedEx makes purchases from entities for which each of the following directors serves or served as an officer: Messrs. Edwardson and Steiner. The amount of the payments made by FedEx to each such entity has not within any of the other entity’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of the other entity’s consolidated gross revenues for such year.

•	Mr. F.W. Smith has made a passive investment (holding a less-than-5% equity interest) in a privately held entity with which Mr. Barksdale is affiliated.

•	Mr. Martin serves as a director of First Horizon National Corporation with Robert B. Carter, FedEx’s Executive Vice President, FedEx Information Services and Chief Information Officer.

•	Messrs. F.W. Smith and Martin are members of the board of managers of Pilot Travel Centers LLC.

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In the ordinary course of business, FedEx makes purchases of aircraft and related services and equipment from The Boeing Company, for which Ambassador Schwab serves as a director. The payments made by FedEx to Boeing in its two most recently completed fiscal years represented less than two percent of Boeing’s consolidated gross revenues for each year. The Board determined that Ambassador Schwab is still an independent director under the Board’s independence standards as she does not have a direct or indirect material relationship with either FedEx or Boeing, other than as a director, and does not derive any financial benefit from these ordinary course transactions.

Audit Committee Financial Expert

The Board of Directors has determined that at least one member of the Audit Committee, John A. Edwardson, is an audit committee financial expert as such term is defined in Item 407(d)(5) of Regulation S-K, promulgated by the SEC.

Director Mandatory Retirement

A director must retire immediately before the annual meeting of FedEx’s stockholders during the calendar year in which he or she attains age 72.

Stock Ownership Goal for Directors and Senior Officers

In order to encourage significant stock ownership by our directors and senior officers, and to further align their interests with the interests of FedEx’s stockholders, the Board of Directors has established a goal that (i) within three years after joining the Board, each non-management director own FedEx shares valued at three times his or her annual retainer fee, and (ii) within four years after being appointed to his or her position, each member of senior management own FedEx shares valued at the following multiple of his or her annual base salary:

•	5x for the Chairman of the Board, President and Chief Executive Officer;

•	3x for the other FedEx executive officers;

•	2x for executive vice presidents of FedEx’s core operating companies; and

•	1x for certain other senior officers.

For purposes of meeting this goal, unvested restricted stock is counted, but unexercised stock options are not. The Board also recommends that each director and senior officer retain shares acquired upon stock option exercises until his or her goal is met. The stock ownership goal is included in FedEx’s Corporate Governance Guidelines. As of August 2, 2012, each director (other than Mr. Ramo, who joined the Board in September 2011) and executive officer owned sufficient shares to comply with this goal.

Policy on Poison Pills

The Board of Directors has adopted a policy requiring stockholder approval for any future “poison pill” prior to or within twelve months after adoption of the poison pill. (A poison pill is a device used to deter a hostile takeover. Note that FedEx does not currently have, nor have we ever had, a poison pill.) The policy on poison pills is included in FedEx’s Bylaws and Corporate Governance Guidelines.

Executive Sessions of Non-Management Directors

Non-management Board members meet without management present at regularly scheduled executive sessions in conjunction with each in-person meeting of the Board of Directors. At least once a year, such meetings include only the independent members of the Board. The Lead Independent Director presides over meetings of the non-employee and independent directors and may call such meetings as he or she deems necessary or appropriate.

Communications with Directors

Stockholders and other interested parties may communicate directly with any member (including the Lead Independent Director) or committee of the Board of Directors by writing to: FedEx Corporation Board of Directors, c/o Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120. Please specify to whom your letter should be directed. The Corporate Secretary of FedEx will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in her opinion, deals with the functions of the Board or its committees or that she otherwise determines requires the attention of any member, group or committee of the Board of Directors. Board members may at any time review a log of all correspondence received by FedEx that is addressed to Board members and request copies of any such correspondence.

Nomination of Director Candidates

The Nominating & Governance Committee will consider director nominees proposed by stockholders. To recommend a prospective director candidate for the Nominating & Governance Committee’s consideration,

stockholders may submit the candidate’s name, qualifications, including whether the candidate satisfies the requirements set forth in “Proposal 1 — Election of Directors — Experience, Qualifications, Attributes and Skills,” and other relevant biographical information in writing to: FedEx Corporation Nominating & Governance Committee, c/o Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120. FedEx’s Bylaws require stockholders to give advance notice of stockholder proposals, including nominations of director candidates. For more information, please see “Additional Information — Stockholder Proposals for 2013 Annual Meeting.”

The Board is responsible for recommending director candidates for election by the stockholders and for electing directors to fill vacancies or newly created directorships. The Board has delegated the screening and evaluation process for director candidates to the Nominating & Governance Committee, which identifies, evaluates and recruits highly qualified director candidates and recommends them to the Board. The Nominating & Governance Committee considers potential candidates for director that may come to the attention of the Nominating & Governance Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating & Governance Committee has engaged a third-party executive search firm to assist in identifying potential director candidates. The Nominating & Governance Committee considers and evaluates a director candidate recommended by a stockholder in the same manner as a nominee recommended by a Board member, management, search firm or other sources.

If the Nominating & Governance Committee determines that an additional or replacement director is necessary or advisable, the Nominating & Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a potential director candidate, including interviewing the candidate, engaging an outside firm to gather additional information and making inquiries of persons with knowledge of the candidate’s qualifications and character. In its evaluation of potential director candidates, including the members of the Board of Directors eligible for reelection, the Nominating & Governance Committee considers the current size, composition and needs of the Board of Directors and each of its committees.

Majority-Voting Standard for Director Elections

FedEx’s Bylaws require that we use a majority-voting standard in uncontested director elections and contain a resignation requirement for directors who fail to receive the required majority vote. The Bylaws also prohibit the Board from changing back to a plurality-voting standard without the approval of our stockholders. Under the majority-voting standard, a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. In accordance with the majority-voting standard and resignation requirement, each director who is standing for reelection at the annual meeting has tendered an irrevocable resignation from the Board of Directors that will take effect if (i) the director does not receive more votes cast “for” than “against” his or her election at the annual meeting, and (ii) the Board accepts the resignation. FedEx’s Bylaws require the Board of Directors, within 90 days after certification of the election results, to accept the director’s resignation unless there is a compelling reason not to do so and to promptly disclose its decision (including, if applicable, the reasons for rejecting the resignation) in a filing with the SEC.

Policy on Review and Preapproval of Related Person Transactions

The Board of Directors has adopted a Policy on Review and Preapproval of Related Person Transactions, which is included in FedEx’s Corporate Governance Guidelines. The policy requires that all proposed related person transactions (as defined in the policy) and all proposed material changes to existing related person transactions be reviewed and preapproved by the Nominating & Governance Committee. To the extent the related person (as defined in the policy) is a director or immediate family member of a director, the transaction or change must also be reviewed and preapproved by the full Board. The policy provides that a related person transaction or a material change to an existing related person transaction may not be preapproved if it would:

•	interfere with the objectivity and independence of any related person’s judgment or conduct in carrying out his or her duties and responsibilities to FedEx;

•	not be fair as to FedEx; or

•	otherwise be opposed to the best interests of FedEx and its stockholders.

The policy requires the Nominating & Governance Committee to annually (i) review each existing related person transaction that has a remaining term of at least one year or remaining payments of at least $120,000, and (ii) determine, based upon all material facts and circumstances and taking into consideration our contractual obligations, whether it is in the best interests of FedEx and our stockholders to continue, modify or terminate the transaction or relationship.

Related Person Transactions

In accordance with the policy described above, the Nominating & Governance Committee has reviewed the following related person transactions and determined that they remain in the best interests of FedEx and our stockholders:

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In November 1999, FedEx entered into a multi-year, $205 million naming rights agreement with the NFL Washington Redskins professional football team. Under this agreement, FedEx has certain marketing rights, including the right to name the Redskins’ stadium “FedExField.” In August 2003, Mr. F.W. Smith acquired an approximate 10% ownership interest in the Washington Redskins and joined its Leadership Council, or board of directors.

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FedEx’s policy on personal use of corporate aircraft requires officers to pay FedEx two times the cost of fuel, plus applicable passenger ticket taxes and fees, for personal trips. Pursuant to this requirement, Mr. F.W. Smith paid FedEx approximately $312,000 during fiscal 2012 in connection with certain personal use of corporate aircraft.

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Mr. Hyde and David J. Bronczek, President and Chief Executive Officer of FedEx Express, serve together on the board of Memphis Tomorrow, a non-profit organization. In fiscal 2012, FedEx contributed $1 million (the fifth installment of a five-year commitment for $5 million) to Memphis Tomorrow, which represents approximately 25% of the organization’s annual revenues. The mission of Memphis Tomorrow is to bring top business leaders together with Memphis government and civic leaders to foster economic prosperity for the local community.

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Mr. Hyde also serves on the board of the National Civil Rights Museum, a non-profit organization. In fiscal 2012, FedEx contributed $600,000 to the National Civil Rights Museum, which represents approximately 8% of the organization’s annual revenues. The mission of the National Civil Rights Museum is to chronicle key episodes of the American civil rights movement to inspire participation in civil and human rights efforts globally, through its collections, exhibitions and educational programs.

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Mr. Hyde’s wife serves as the chairman of the board of the Shelby Farms Park Conservancy, a non-profit organization. In fiscal 2011, FedEx made a challenge commitment to donate $5 million to this organization (in annual installments of $500,000) once the organization met certain fundraising goals. In furtherance of this commitment, in fiscal 2012, FedEx contributed $575,000 to the Shelby Farms Park Conservancy, which represents approximately 8% of the organization’s annual revenues. The mission of the Shelby Farms Park Conservancy is to oversee the management, operation and promotion of Shelby Farms Park in Memphis, Tennessee.

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Mr. F.W. Smith’s son is employed by FedEx Express as a managing director of life sciences and specialty services; David F. Rebholz is the President and Chief Executive Officer of FedEx Ground — his brother is employed by FedEx Services as a sales account executive in Missouri; and William J. Logue is the President and Chief Executive Officer of FedEx Freight — his brother is employed by FedEx Services as a sales manager in Massachusetts. The total annual compensation of each of Mr. Smith’s son, Mr. Rebholz’s brother and Mr. Logue’s brother for fiscal 2012 (including any incentive compensation, all sales commissions and the Black-Scholes value of any stock option award) did not exceed $230,000.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings

During fiscal 2012, the Board of Directors held six regular meetings and one special meeting. Each director attended at least 75% of the meetings of the Board and any committees on which he or she served.

Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Information Technology Oversight Committee and Nominating & Governance Committee. Each committee’s written charter, as adopted by the Board of Directors, is available on the FedEx Web site at http://investors.fedex.com in the Corporate Governance section under “Committee Charters.” Committee memberships are as follows:

Audit Committee	Information Technology Oversight Committee

John A. Edwardson (Chairman) Gary W. Loveman Joshua I. Smith David P. Steiner	James L. Barksdale (Chairman) Gary W. Loveman Joshua Cooper Ramo

Compensation Committee	Nominating & Governance Committee

Steven R. Loranger (Chairman) Shirley Ann Jackson Susan C. Schwab Paul S. Walsh	Shirley Ann Jackson (Chairwoman) James L. Barksdale Steven R. Loranger R. Brad Martin

The Board of Directors has approved maintaining the committees so that, immediately following the annual meeting, if all of the director nominees are elected, committee memberships will remain the same as the previous year.

The Audit Committee, which held nine meetings during fiscal 2012, performs the following functions:

•	oversees the independent registered public accounting firm’s qualifications, independence and performance;

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assists the Board of Directors in its oversight of (i) the integrity of FedEx’s financial statements; (ii) the effectiveness of FedEx’s disclosure controls and procedures and internal control over financial reporting; (iii) the performance of the internal auditors; and (iv) FedEx’s compliance with legal and regulatory requirements; and

•	preapproves all audit and allowable non-audit services to be provided by FedEx’s independent registered public accounting firm.

The Compensation Committee, which held five meetings during fiscal 2012, performs the following functions:

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evaluates, together with the independent members of the Board, the performance of FedEx’s Chairman of the Board, President and Chief Executive Officer and recommends his compensation for approval by the independent directors;

•	discharges the Board’s responsibilities relating to the compensation of executive management;

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reviews and discusses with management the Compensation Discussion and Analysis and produces a report recommending whether the Compensation Discussion and Analysis should be included in the proxy statement; and

•	oversees the administration of FedEx’s equity compensation plans and reviews the costs and structure of key employee benefit and fringe-benefit plans and programs.

The Information Technology Oversight Committee, which held five meetings during fiscal 2012, performs the following functions:

•	appraises major information technology (“IT”) related projects and technology architecture decisions;

•	ensures that FedEx’s IT programs effectively support FedEx’s business objectives and strategies;

•	monitors and assesses FedEx’s management of IT-related compliance risks, including IT-related internal audits; and

•	advises FedEx’s senior IT management team and the Board of Directors on IT-related matters.

The Nominating & Governance Committee, which held five meetings during fiscal 2012, performs the following functions:

•	identifies individuals qualified to become Board members;

•	recommends to the Board director nominees to be proposed for election at the annual meeting of stockholders;

•	recommends to the Board directors for appointment to Board committees; and

•	assists the Board in developing and implementing effective corporate governance, compliance and ethics programs.

In addition, as discussed above under “Corporate Governance Matters — Board Risk Oversight,” each Board committee has responsibility for the oversight of specific risks that fall within the committee’s areas of responsibility. Also, the Audit Committee is responsible for reviewing and discussing with management the guidelines and policies that govern the processes by which the company assesses and manages its exposure to all risk, including our ERM process.

Attendance at Annual Meeting of Stockholders

FedEx expects all Board members to attend annual meetings of stockholders. Each member of the Board of Directors, except Mr. Walsh, attended the 2011 annual meeting of stockholders.

PROPOSAL 1 — ELECTION OF DIRECTORS

All of FedEx’s directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors currently consists of twelve members. The Board proposes that each current director be reelected to the Board. Each of the nominees elected at this annual meeting will hold office until the annual meeting of stockholders to be held in 2013 and until his or her successor is duly elected and qualified.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders may vote your shares for the substitute nominee.

Under FedEx’s majority-voting standard, each of the twelve director nominees must receive more votes cast “for” than “against” his or her election in order to be elected to the Board. For more information, please see “Corporate Governance Matters — Majority-Voting Standard for Director Elections.”

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE TWELVE NOMINEES.

Set forth below, with respect to each nominee, is the following information:

•	His or her name;

•	His or her age;

•	The year in which he or she first became a director of FedEx (or its predecessor, FedEx Express), if applicable;

•	His or her principal occupation and employment — both currently and during at least the past five years;

•	Directorships held in other public companies — both currently and during at least the past five years; and

•	A brief discussion of the specific experience, qualifications, attributes and skills that the Board of Directors considered in nominating him or her for reelection.

Nominees for Election to the Board

Frederick W. Smith, 68, was first elected as a director in 1971. He is the company’s founder and has been Chairman, President and Chief Executive Officer of FedEx since January 1998 and Chairman of FedEx Express since 1975. He was Chairman, President and Chief Executive Officer of FedEx Express from 1983 to January 1998, Chief Executive Officer of FedEx Express from 1977 to January 1998, and President of FedEx Express from 1971 to 1975.

James L. Barksdale, 69, was first elected as a director in 1999. He is Chairman and President of Barksdale Management Corporation, an investment management company, and Managing Partner of The Barksdale Group, a venture capital firm, positions he has held since April 1999. He was President and Chief Executive Officer of Netscape Communications Corporation, a provider of software, services and Web site resources to Internet users, from January 1995 to March 1999. He held various senior management positions at FedEx Express from 1979 to 1992, including Executive Vice President and Chief Operating Officer, and was a director of FedEx Express from 1983 to 1991. He is a director of Time Warner Inc. He was previously a director of Sun Microsystems, Inc. From January 2012 to June 2012, he served as the interim Executive Director of the Mississippi Development Authority.

John A. Edwardson, 63, was first elected as a director in 2003. He is Chairman of CDW LLC, a provider of technology products and services, a position he has held since January 2001. He was Chief Executive Officer of CDW from January 2001 to September 2011. He was Chairman and Chief Executive Officer of Burns International Services Corporation, a provider of security services, from 1999 to 2000. He was President and Chief Operating Officer of UAL Corporation (the parent company of United Air Lines, Inc.), an airline, from 1995 to 1998. He is a director of CDW LLC, which was a public company until October 2007.

Shirley Ann Jackson, 66, was first elected as a director in 1999. She is President of Rensselaer Polytechnic Institute (RPI), a technological research university, a position she has held since July 1999. She was Chairman of the United States Nuclear Regulatory Commission (NRC) from July 1995 through June 1999 and served as a Commissioner of the NRC from May 1995 through June 1999. She has been a member of the President’s Council of Advisors on Science & Technology (PCAST) since 2009 and is a trustee of M.I.T. (member of the M.I.T. Corporation). She is a member of the International Security Advisory Board to the United States Secretary of State (since July 2011). She is a director of International Business Machines Corporation, Marathon Oil Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. She was previously a director of NYSE Euronext and United States Steel Corporation.

Steven R. Loranger, 60, was first elected as a director in 2006. He is Chairman Emeritus and director of Xylem Inc., a water technology company, and a director of Exelis Inc., a defense and information solutions company, positions he has held since November 2011. Prior to November 2011, he was Chairman, President and Chief Executive Officer of ITT Corporation, a diversified high-technology engineering and manufacturing company; he held the position of President and Chief Executive Officer from June 2004 to October 2011 and Chairman from December 2004 to October 2011. He was Executive Vice President and Chief Operating Officer of Textron, Inc., a global aircraft, industrial and finance company, from 2002 to 2004. He held various executive positions at Honeywell International Inc. and its predecessor, AlliedSignal, Inc., a technology and manufacturing company, from 1981 to 2002, including President and Chief Executive Officer of its Engines, Systems and Services businesses. He is a former director of ITT Corporation.

Gary W. Loveman, 52, was first elected as a director in 2007. He is Chairman of the Board, Chief Executive Officer and President of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.), a provider of branded gaming entertainment; he has held the position of President since April 2001, Chief Executive Officer since January 2003, and Chairman of the Board since January 2005. He held various other executive positions at Caesars Entertainment Corporation from May 1998 to April 2001. He was Associate Professor of Business Administration at the Harvard University Graduate School of Business Administration from 1994 to 1998. He is a director of Caesars Entertainment Corporation and Coach, Inc.

R. Brad Martin, 60, was first elected as a director in 2011. He is the Chairman of RBM Venture Company, a private investment company, a position he has held since 2007. He was Chairman and Chief Executive Officer of Saks Incorporated from 1989 to January 2006 and remained Chairman until May 2007, when he retired. He is a director of Chesapeake Energy Corporation, Dillard’s, Inc. and First Horizon National Corporation. He was previously a director of Caesars Entertainment Corporation (formerly Harrah’s Entertainment, Inc.), Gaylord Entertainment Company, lululemon athletica inc. and Ruby Tuesday, Inc.

Joshua Cooper Ramo, 43, was first elected as a director in 2011. He is Vice Chairman of Kissinger Associates, Inc., a strategic advisory firm, a position he has held since 2011. He served as Managing Director of Kissinger Associates from 2006 to 2011. Prior to joining Kissinger Associates, he was Managing Partner of JL Thornton & Co., LLC., a consulting firm. Before that, he worked as a journalist and served as Senior Editor, Foreign Editor and then Assistant Managing Editor of TIME Magazine from 1995 to 2003. He is a director of Starbucks Corporation.

Susan C. Schwab, 57, was first elected as a director in 2009. She is a Professor at the University of Maryland School of Public Policy, a position she has held since January 2009. She has also served as a strategic advisor to Mayer Brown LLP, a law firm, since March 2010. She served as United States Trade Representative from June 2006 to January 2009 and as Deputy United States Trade Representative from October 2005 to June 2006. She was Vice Chancellor of the University System of Maryland and President and Chief Executive Officer of the University System of Maryland Foundation from January 2004 to October 2005. She was Dean of the University of Maryland School of Public Policy from August 1995 to August 2003. She was Director of Corporate Business Development of Motorola, Inc., an electronics manufacturer, from July 1993 to August 1995. She was Assistant Secretary of Commerce for the United States and Foreign Commercial Service from March 1989 to May 1993. She is a director of The Boeing Company and Caterpillar Inc. She was previously a director of The Adams Express Company, Calpine Corporation and Petroleum & Resources Corporation (prior to her service as Deputy United States Trade Representative).

Joshua I. Smith, 71, was first elected as a director in 1989. He is Chairman and Managing Partner of The Coaching Group, LLC, a management consulting firm, a position he has held since June 1998. He was Vice Chairman and President of iGate, Inc., a broadband networking company, from June 2000 to June 2001. He is a director of The Allstate Corporation, Caterpillar Inc. and Comprehensive Care Corporation. He was previously a director of CardioComm Solutions, Inc.

David P. Steiner, 52, was first elected as a director in 2009. He is Chief Executive Officer of Waste Management, Inc., a provider of integrated waste management services, a position he has held since March 2004. He was Executive Vice President and Chief Financial Officer of Waste Management, Inc. from April 2003 to March 2004, Senior Vice President, General Counsel and Corporate Secretary of Waste Management, Inc. from July 2001 to April 2003, and Vice President and Deputy General Counsel of Waste Management, Inc. from November 2000 to July 2001. He was a partner at Phelps Dunbar L.L.P., a law firm, from 1990 to November 2000. He is a director of TE Connectivity Ltd. (formerly Tyco Electronics Ltd.) and Waste Management, Inc.

Paul S. Walsh, 57, was first elected as a director in 1996. He is Chief Executive Officer of Diageo plc, a beverage company, a position he has held since September 2000. He was Group Chief Operating Officer of Diageo plc from January 2000 to September 2000. He was Chairman, President and Chief Executive Officer of The Pillsbury Company, a wholly owned subsidiary of Diageo plc, from April 1996 to January 2000, and Chief Executive Officer of The Pillsbury Company from January 1992 to April 1996. He is a director of Avanti Communications Group plc, Diageo plc and Unilever PLC. He was previously a director of Centrica plc.

Experience, Qualifications, Attributes and Skills

Each director nominee possesses the following experience, qualifications, attributes and skills, in addition to those reflected above, as these are required of all candidates nominated for election or reelection to the Board of Directors:

•	The highest level of personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom and mature judgment;

•	Broad training and experience at the policy-making level in business, finance and accounting, government, education or technology;

•	Expertise that is useful to FedEx and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained;

•	Willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board for several years to develop knowledge about FedEx’s business;

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance; and

•	Involvement only in activities or interests that do not conflict with the director’s responsibilities to FedEx and its stockholders.

In addition, the Board believes that it is desirable that the following experience, qualifications, attributes and skills be possessed by one or more of FedEx’s Board members because of their particular relevance to the company’s business and structure, and these were all considered by the Board in connection with this year’s director nomination process:

Transportation Industry Experience: Each nominee possesses transportation industry experience by virtue of his or her service on the FedEx Board of Directors. We regard this tenure as a positive attribute, as it greatly increases the director’s understanding of the company’s operations and its management. Each of the below nominees has extensive additional transportation industry experience and knowledge.

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Mr. F.W. Smith, as the founder of our company, is the pioneer of the express transportation industry, and his record of innovation, achievement and leadership speaks for itself. Under his leadership, FedEx has become one of the most trusted and respected brands in the world and has experienced strong long-term financial growth and stockholder return.

•	Mr. Barksdale held various senior management positions, including Executive Vice President and Chief Operating Officer, at our company during its early years (from 1979 to 1992).

•	Mr. Edwardson was President and COO of a major airline (United) during the late 1990s.

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Mr. Loranger is the former CEO of a leading provider of products and services to the defense and aerospace industries (ITT). He was EVP and COO of a global aircraft manufacturing company (Textron, which includes Bell Helicopter and Cessna Aircraft) during the early 2000s. Previously, he was president and CEO of a high-technology aerospace business (a division of AlliedSignal) and was president of a heavy trucking company (Bendix Truck Brake Systems Group) in the 1990s.

•	Mr. Steiner is CEO of a company (Waste Management) that transports waste materials.

International Experience: We continue to position our company to facilitate and capitalize on increasing globalization and the resulting unprecedented expansion of customer access to goods, services and information. This highlights the importance of having directors, such as each of the below nominees, who have specific experience with international trade and international markets.

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Mr. F.W. Smith leads our company, which serves more than 220 countries and territories. He serves on the board of the Council on Foreign Relations, and he has served as chairman of the U.S.–China Business Council and is the current chairman of the French–American Business Council.

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Dr. Jackson is the former Chairman and Commissioner of the United States Nuclear Regulatory Commission, during which time she helped to form and was the chair of the International Nuclear Regulators Association. She is closely involved with the World Economic Forum and is a member of the Board of Directors of the Council on Foreign Relations. She is a member of the International Security Advisory Board to the United States Secretary of State.

•	Mr. Loranger is the former CEO of a large multinational corporation (ITT).

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Mr. Ramo has been a team member of the Council on Foreign Relations, Asia 21 Leaders Program, World Economic Forum’s Young Global Leaders and Global Leaders of Tomorrow. He co-founded the U.S.–China Young Leaders Forum in conjunction with the National Committee on U.S.–China Relations. He has also been called “one of China’s leading foreign-born scholars” by the World Economic Forum.

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Ambassador Schwab is the former United States Trade Representative, as a result of which she has extensive experience leading large international trade negotiations. Additionally, she served as Director-General of the United States and Foreign Commercial Service (Assistant Secretary of Commerce), the export promotion arm of the U.S. government, from 1989 to 1993.

•	Mr. Walsh is the CEO of a U.K.-based, large multinational corporation (Diageo).

Financial Expertise: We believe that an understanding of finance and financial reporting and internal auditing processes is beneficial for our directors, given our use of financial targets as measures of our success and the importance of accurate financial reporting and robust internal auditing. Each nominee has a considerable degree of financial literacy, and each of the below nominees has an extensive background in finance.

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Mr. Edwardson, who has an MBA from the University of Chicago, was the CFO of two separate public companies during the 1980s and 1990s: Northwest Airlines Corporation, a major airline, and Ameritech Corporation, a provider of telecommunication products and services.

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Dr. Jackson has numerous years of public company audit committee experience, including as a chair. She currently serves on two public company audit committees (Marathon Oil and Medtronic), one of which she chairs (Marathon Oil). She also serves as a Governor of the Financial Industry Regulatory Authority (FINRA), and formerly served as a director of NYSE Euronext.

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Mr. Loveman, who has a Ph.D. in economics from the Massachusetts Institute of Technology and a B.A. in economics from Wesleyan University, was an associate professor of business administration at the Harvard University Graduate School of Business Administration before joining Caesars Entertainment. He worked at the Federal Reserve Bank of Boston during the 1980s.

•	Mr. Martin, who has an MBA from Vanderbilt University, currently serves as chair of the audit committee of Dillard’s and is a former chair of the audit committee of Gaylord Entertainment.

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Mr. J. Smith, who took graduate courses in accounting and finance at Central Michigan University, has numerous years of public company audit committee experience. He is Chairman and Managing Partner of a consulting firm (The Coaching Group) that, among other things, assists its clients in writing business plans and preparing financial statements in preparation for debt and equity funding.

•	Mr. Steiner, who has an accounting degree from Louisiana State University, was CFO of Waste Management before becoming its CEO.

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Mr. Walsh, during the 1980s, held various executive positions in finance, including CFO of a major division, at a U.K.-based public company (Grand Metropolitan plc) that is a predecessor to the company (Diageo) where he now serves as CEO.

Marketing Expertise: FedEx is one of the most widely recognized brands in the world, and we place special emphasis on promoting and protecting the FedEx brand, one of our most important assets. Accordingly, we benefit greatly from having directors, such as each of the below nominees, who have substantial expertise and experience in marketing.

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Mr. Loveman has led several highly successful marketing initiatives at Caesars Entertainment and previously taught marketing-related courses at the Harvard University Graduate School of Business Administration.

•	Mr. Martin has gained valuable retail marketing experience and successfully applied his marketing expertise as the former CEO of Saks, a leading department store retailer.

•	Mr. Walsh leads a company (Diageo) that owes much of its growth and success to highly effective marketing of its various brands.

Technological Expertise: We rely heavily on technology to operate our transportation and business networks. Our ability to attract and retain customers and to compete effectively depends in part upon the sophistication and reliability of our technology network. Thus, having directors with technological expertise is important to us, and each of the below nominees has a thorough understanding of the applications of technology by virtue of his or her background and experiences.

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Mr. Barksdale has held executive positions with multiple technology companies, including CEO of Netscape and AT&T Wireless during the 1990s. He was the co-chair of the Markle Foundation Task Force on National Security in the Information Age for seven years.

•	Mr. Edwardson is the former CEO of a technology products and services provider (CDW).

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Dr. Jackson, who holds undergraduate and doctorate degrees in physics from the Massachusetts Institute of Technology, is the president of a world-renowned technological research university (RPI). She also serves on the board of directors of a multinational computer technology and information technology consulting corporation (IBM). She is a member of the President’s Council of Advisors on Science and Technology (PCAST), where she co-chairs the President’s Innovation and Technology Advisory Committee (PITAC), serves on the Science Advisory Committee of the World Economic Forum, and is a trustee of M.I.T. (member of M.I.T. Corporation).

•	Mr. Loranger has held senior executive positions with various high-technology engineering and manufacturing companies (ITT, Textron, Honeywell and AlliedSignal).

Energy Expertise: We are committed to protecting the environment, and we have many initiatives underway to reduce our energy use and minimize our impact on the environment. Each of the below nominees has a significant amount of energy expertise, which is helpful as we implement these important initiatives.

•	Mr. F.W. Smith is co-chairman of the Energy Security Leadership Council, a project of Securing America’s Future Energy, the goal of which is to reduce U.S. oil dependence and improve energy security.

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Dr. Jackson is the former Chairman and Commissioner of the United States Nuclear Regulatory Commission and serves as university vice-chairwoman of the U.S. Council on Competitiveness and co-chairwoman of its Energy Security, Innovation & Sustainability Initiative. She also serves on the board of directors of an integrated international energy company (Marathon Oil) and a diversified energy company (Public Service Enterprise Group Incorporated).

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Mr. Martin serves on the board of directors of Chesapeake Energy Corporation, the second largest producer of natural gas, a top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. He has also served on the board of directors of Pilot Travel Centers LLC since 1995. This privately-held company is the largest operator of travel centers and largest seller of over-the-road diesel fuel in the U.S.

•	Mr. Steiner is CEO of a company (Waste Management) that has taken an industry leadership role in converting waste to renewable energy.

Government Experience: Our businesses are heavily regulated and are directly affected by governmental actions, so our directors with government experience provide a useful perspective as we work constructively with governments around the world. While each of our director nominees has significant experience in working with government at various levels, each of the below nominees has ample experience in government service.

•	Mr. Barksdale served on the U.S. President’s Intelligence Advisory Board for seven years.

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Dr. Jackson is the former Chairman and Commissioner of the United States Nuclear Regulatory Commission, serves on the President’s Council of Advisors on Science and Technology (PCAST), and is a member of the International Security Advisory Board to the United States Secretary of State.

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Mr. Loranger served as an officer and pilot in the U.S. Navy, is a trustee for the National Air and Space Museum and the Congressional Medal of Honor Foundation, and has held executive management positions with several of the largest government contractors in the U.S. (ITT, Textron, Honeywell and AlliedSignal).

•	Mr. Martin is a former state representative, serving in the Tennessee state legislature during the 1970s and 1980s.

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Ambassador Schwab is the former United States Trade Representative. Additionally, she served as Director-General of the United States and Foreign Commercial Service (Assistant Secretary of Commerce), the export promotion arm of the U.S. government, from 1989 to 1993.

Leadership Experience: As noted above, experience at the policy-making level is one of the minimum qualifications for election to the Board, and each nominee has this experience — Ambassador Schwab in government, Dr. Jackson in education and government, and the rest of the nominees in business, most as Chief Executive Officers (as noted below). The Board believes that CEOs, in particular, make excellent directors because they have the necessary experience and confidence to capably advise our executive management team on the wide range of issues that impact our business. Collectively, our directors have over 300 years of senior leadership experience, over 100 years of experience serving as CEOs, and over 85 years of experience serving as the chairpersons of public company boards of directors.

•	Mr. F.W. Smith is our CEO.

•	Mr. Barksdale is a former CEO (Netscape and AT&T Wireless).

•	Mr. Edwardson is a former CEO (CDW).

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Dr. Jackson is the president of a world-renowned technological research university (RPI) and the former Chairman and Commissioner of the United States Nuclear Regulatory Commission. She is a member of the President’s Council of Advisors of Science and Technology (PCAST), where she co-chairs the President’s Innovation and Technology Advisory Committee (PITAC).

•	Mr. Loranger is a former CEO (ITT).

•	Mr. Loveman is a CEO (Caesars Entertainment).

•	Mr. Martin is a former CEO (Saks).

•	Mr. Ramo is Vice Chairman of Kissinger Associates.

•	Ambassador Schwab is the former United States Trade Representative and Director-General of the United States and Foreign Commercial Service.

•	Mr. J. Smith is a former CEO (The MAXIMA Corporation).

•	Mr. Steiner is a CEO (Waste Management).

•	Mr. Walsh is a CEO (Diageo).

Diversity: The Board is committed to diversity and inclusion and is always looking for highly qualified candidates, including women (Dr. Jackson and Ambassador Schwab) and minorities (Dr. Jackson and Mr. J. Smith), who meet our criteria. The Board seeks, and believes it has found in this group of nominees, a diverse blend of experience and perspectives, institutional knowledge and personal chemistry, and directors who will provide sound and prudent guidance with respect to all of FedEx’s operations and interests.

EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this proxy statement and in FedEx’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

Compensation Committee Members

Steven R. Loranger – Chairman

Shirley Ann Jackson

Susan C. Schwab

Paul S. Walsh

Compensation Discussion and Analysis

In this section we discuss and analyze the compensation of our principal executive and financial officers and our three other most highly compensated executive officers (the “named executive officers”) for the fiscal year ended May 31, 2012. For additional information regarding compensation of the named executive officers, see “— Summary Compensation Table” and other compensation-related tables and disclosure below.

Executive Summary

In fiscal 2012, we experienced strong financial results, led by increased yields across all our transportation segments, despite slow economic growth. We are investing for the future, finding ways to improve efficiency and rationalize capacity, improving on our already high levels of service, growing our international business and continuing to invest in critical, long-term projects as part of our global strategy to position the company for stronger growth.

Consistent with our pay-for-performance philosophy and reflecting FedEx’s financial performance during fiscal 2012, the payout opportunity under our annual incentive compensation (“AIC”) program was below target. Maximum payouts were earned in fiscal 2012 by all participants, including the named executive officers, under our long-term incentive compensation (“LTI”) program, which is tied to financial performance over a three-year period, as we substantially exceeded the earnings per share (“EPS”) goals required for payout.

The following table details key compensation highlights of the last five fiscal years.

Compensation Highlights
FY2012
AIC plan paid below target
FY2010-FY2012 LTI plan paid at maximum
FY2011
AIC plan paid below target
No FY2009-FY2011 LTI plan payout
401(k) match fully reinstated
FY2010
AIC plan paid below target
No FY2008-FY2010 LTI plan payout
Annual base salary increases reinstated
401(k) match partially reinstated
FY2009
No AIC plan payout
No FY2007-FY2009 LTI plan payout
Permanent salary reductions (including 20% reduction for CEO)
Annual base salary increases suspended
401(k) match suspended
FY2008
AIC plan paid below target
FY2006-FY2008 LTI plan paid slightly above target

Philosophy. FedEx is consistently ranked among the world’s most admired and trusted employers and respected brands. Maintaining this reputation and continuing to position FedEx for future success requires high caliber talent to protect and grow the company in support of our mission of producing superior financial returns for our shareowners. We design our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects individual and company performance, job complexity, and strategic value of the position while ensuring long-term retention and motivation.

Each of the named executive officers is a longstanding member of our management, and our Chairman of the Board, President and Chief Executive Officer, Frederick W. Smith, founded the company and pioneered the express transportation industry 40 years ago. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to the company and our shareowners.

As with tenure, position and level of responsibility are important factors in the compensation of any FedEx employee, including our named executive officers. There are internal salary ranges for each level, and annual target bonus percentages, long-term bonus amounts, and the number of options and restricted shares awarded are all closely tied to management level and responsibilities. For instance, all FedEx Corporation executive vice presidents have the same salary range and annual target bonus percentages and receive the same long-term bonus and the same number of options and restricted shares in the annual grant.

Our philosophy is to (i) closely align the compensation paid to our executives with the performance of the company on both a short-term and long-term basis, and (ii) set performance goals that do not promote excessive risk while supporting the company’s core long-term financial goals of:

•	Growing revenue;

•	Achieving a 10%+ operating margin;

•	Increasing EPS by 10% to 15% per year;

•	Improving cash flow; and

•	Increasing returns, such as return on invested capital.

Our executive compensation is, in large measure, highly variable and directly linked to the above goals and the performance of the FedEx stock price over time.

Compensation Objectives and Design-Related Features

We design our executive compensation program to further FedEx’s mission of producing superior financial returns for our shareowners by pursuing the following objectives:

Objective	How Pursued
	Generally	Specifically
Retain and attract highly qualified and effective executive officers.	Pay competitively.	Use comparison survey data as a point of reference in evaluating target levels for total direct compensation, which includes both fixed and variable, at-risk components tied to stock price appreciation and short- and long-term financial performance.

Motivate executive officers to contribute to our future success and to build long-term shareowner value and reward them accordingly.	Link a significant part of compensation to FedEx’s financial and stock price performance, especially long-term performance.	Weight executive compensation program in favor of incentive and equity-based compensation elements (rather than base salary), especially long-term incentive cash compensation and equity incentives in the form of stock options and restricted stock.

Further align executive officer and shareowner interests.	Encourage and facilitate long-term shareowner returns and significant ownership of FedEx stock by executives.	Make annual equity-based grants; tie long-term cash compensation to growth in our EPS, which strongly correlates with long-term stock price appreciation; maintain a stock ownership goal for senior officers and encourage each officer to retain shares acquired upon stock option exercises until his or her goal is met.

Commitment to Retain and Attract. FedEx is widely acknowledged as one of the world’s most admired and respected companies, and it is our people — our greatest asset — that have earned FedEx its strong reputation. Because FedEx operates a global enterprise in a highly challenging business environment, we compete for talented management with some of the largest companies in the world — in our industry and in others. Our global recognition and reputation for excellence in management and leadership make our people attractive targets for other companies, and our key employees are aggressively recruited. To prevent loss of our managerial talent, we seek to provide an overall compensation program that competes well against all types of companies and continues to retain and attract outstanding people to conduct our business. Each element of compensation is intended to fulfill this important obligation.

Market Referencing. Because retention is so imperative and tenure and management level are determinative factors, we use external survey data solely as a market reference point to assess the competitiveness of our compensation programs. The target compensation levels of our named executive officers are not designed to correspond to a specific percentile of compensation in those surveys. Instead, our analysis considers multiple market reference points for the analyzed positions, rather than referring to a specific percentile.

For the fiscal 2012 executive compensation review, we considered survey data published by two major consulting firms engaged by the company: Towers Watson and Aon Hewitt. Each consulting firm provided target compensation data for general industry companies (excluding financial services companies) in its respective database with annual revenues between $20 billion and $70 billion. A list of these companies is attached to this proxy statement as Appendix A.

General industry is the appropriate comparison category because our executives are recruited by and from businesses outside of FedEx’s industry peer group. Moreover, our industry peer group does not provide a sufficient number of companies that are of a comparable size to FedEx. Using a robust data sample (122 companies for fiscal 2012) mitigates the impact of outliers, year-over-year volatility of compensation levels and the risk of selection bias, and increases the likelihood of comparing with companies with executive officer positions similar to ours. Because the annual revenues of these companies vary significantly, each consulting firm used regression analysis to allow for the inclusion of data from a large number of both larger and smaller companies. The data results provided by each firm were then averaged to arrive at blended market compensation data for general industry executives.

When we evaluate the elements of compensation of our executive officers in light of the referenced survey data, we group the elements into two categories:

•	Annual base salary plus target AIC payout (i.e., assuming achievement of all individual and corporate objectives), the sum of which we call total cash compensation (“TCC”).

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TCC plus target LTI cash award plus long-term equity incentive grants (stock options and restricted stock) plus tax reimbursement payments on restricted stock awards, the sum of which we call total direct compensation (“TDC”). Long-term components of target TDC are valued consistent with the valuation methodology used in the referenced surveys.

The TDC formula is illustrated below:

*	Includes related tax reimbursement payments.

Other elements of compensation of named executive officers (such as perquisites and retirement benefits) are not included in our TDC formula, consistent with our referenced survey information. Accordingly, these other elements are not referenced against survey data, and decisions as to these other elements do not influence decisions as to the elements of compensation that are included in the TDC formula. These other elements of compensation, however, are reviewed and approved by the Compensation Committee.

While we may reference our target executive compensation levels against the survey group of companies, we do not compare our AIC and LTI financial performance goals against these companies or any other group of companies. Rather, as discussed below, our AIC and LTI financial performance goals are based upon our internal business objectives — which, when set each year, represent aggressive but reasonably achievable goals. Accordingly, the relationship between our financial performance and the financial performance of the survey companies does not affect the relationship between our executive compensation and the executive compensation of that group in a given year.

Pay for Performance. Our executive compensation program is intended not only to retain and attract highly qualified and effective managers, but also to motivate them to substantially contribute to FedEx’s future success for the long-term benefit of shareowners and appropriately reward them for doing so. Accordingly, we believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. In particular, AIC payments, LTI payments and stock options represent a significant portion of our executive compensation program, as shown by the chart below, and this variable compensation is “at risk” and directly dependent upon the achievement of pre-established corporate goals and stock price appreciation:

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AIC payouts are tied to meeting aggressive business plan goals for consolidated pre-tax income, as well as individual performance objectives. For fiscal 2012, consolidated pre-tax income fell below the target objective for annual financial performance (as adjusted to exclude certain non-recurring items, as described below). As a result, the named executive officers received below target AIC payouts.

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LTI payouts are tied to meeting aggregate EPS goals over a three-fiscal-year period. Significant EPS growth over the past three years resulted in maximum payouts under the LTI program, marking the first LTI payout in four years.

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The exercise price of stock options granted under our equity incentive plans is equal to the fair market value of our common stock on the date of grant, so the options will yield value to the executive only if the stock price appreciates.

The following chart illustrates for each named executive officer the allocation of fiscal 2012 target TDC between base salary and incentive and equity-oriented compensation elements (restricted stock value includes the related tax reimbursement payment):

We believe that long-term performance is the most important measure of our success, as we manage FedEx’s operations and business for the long-term benefit of our shareowners. Accordingly, not only is our executive compensation program weighted towards variable, at-risk pay components, but we emphasize incentives that are dependent upon long-term corporate performance and stock price appreciation. These long-term incentives include LTI cash compensation and equity awards (stock options and restricted stock), which comprise a significant portion of an executive officer’s total compensation. These incentives are designed to motivate and reward our executive officers for achieving long-term corporate financial performance goals and maximizing long-term shareowner value.

The following chart illustrates for each named executive officer the allocation of fiscal 2012 target TDC between long-term incentives — LTI, stock options and restricted stock, including the related tax reimbursement payment — and short-term components — base salary and AIC:

We include target AIC and LTI payouts (discounted to present value to be consistent with the valuation methodology used in the survey data) in the TCC and TDC formula, so the actual compensation paid out in a given year may vary widely from target levels because compensation earned under the AIC and LTI programs is variable and commensurate with the level of achievement of pre-established financial performance goals. When we fall short of our business objectives, payments under these variable programs decrease correspondingly. Conversely, when we achieve superior results, we reward our executives accordingly under the terms of these programs. As shown by the chart below, the actual fiscal 2012 TDC of our named executive officers was above target levels because we substantially exceeded our pre-established EPS goals under the FY2010-FY2012 LTI plan. However, in fiscal years 2011 and 2010, the actual TDC for our named executive officers was below target levels because our financial performance fell short of our pre-established goals for the AIC and LTI plans for those years.

(1)	Actual TDC includes base salary, actual AIC and LTI payouts (if any), equity-based awards valued at grant date and tax reimbursement payments related to restricted stock awards.

Align Management and Shareowner Interests. We award stock options and restricted stock to create and maintain a long-term economic stake in the company for the officers, thereby aligning their interests with the interests of our shareowners.

In addition, as discussed above, payout under our LTI program is dependent upon achievement of an aggregate EPS goal for a three-fiscal-year period. EPS was selected as the financial measure for the LTI plan because growth in our EPS strongly correlates to long-term stock price appreciation.

The following graph illustrates the relationship between FedEx’s EPS growth and stock price appreciation (based on the fiscal year-end stock price and adjusted for stock splits) from 1978 to 2012:

In order to encourage significant stock ownership by FedEx’s senior management, including the named executive officers, and to further align their interests with the interests of our shareowners, the Board of Directors has adopted a stock ownership goal for senior officers, which is included in FedEx’s Corporate Governance Guidelines. With respect to our executive officers, the goal is that within four years after being appointed to his or her position, each officer own FedEx shares valued at the following multiple of his or her annual base salary:

•	5x for the Chairman of the Board, President and Chief Executive Officer; and

•	3x for the other executive officers.

For purposes of meeting this goal, unvested restricted stock is counted, but unexercised stock options are not. Until the ownership goal is met, the officer is encouraged to retain “net profit shares” resulting from the exercise of stock options. Net profit shares are the shares remaining after payment of the option exercise price and taxes owed upon the exercise of options. As of August 2, 2012, each executive officer exceeded the stock ownership goal.

In addition, we have adopted comprehensive and detailed policies (the FedEx Securities Manual) that regulate trading by our insiders, including the named executive officers and Board members. The Securities Manual includes information regarding quiet periods and explains when transactions in FedEx stock are permitted. The Securities Manual also sets forth certain types of transactions that are restricted. Specifically, publicly traded (or exchange-traded) options, such as puts, calls and other derivative securities, and short sales, including “sales against the box,” are strictly prohibited. The Securities Manual also prohibits margin accounts and pledges and hedging or monetization transactions; provided, however, that our General Counsel may grant an exception to the prohibition against holding FedEx securities in a margin account or pledging FedEx securities on a case-by-case basis for those that clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Based upon this criterion, our General Counsel has granted such an exception with respect to the shares that are disclosed in this proxy statement as having been pledged as security by Frederick W. Smith, FedEx’s Chairman of the Board, President and Chief Executive Officer. See “Stock Ownership — Directors and Executive Officers.” These shares represent less than 2% of FedEx’s outstanding common stock, and therefore do not present any appreciable risk for investors or the company. The pledged shares collateralize loans used to fund outside business ventures and prior purchases of FedEx shares. No other FedEx executive officer or Board member currently holds FedEx securities that are pledged pursuant to a margin account or otherwise or pursuant to a hedging arrangement.

Restricted Stock Program. FedEx’s restricted stock program has been in place for over 20 years and has encouraged FedEx executives to own and retain company stock. During fiscal 2012, the Compensation Committee again reviewed our restricted stock program and, for all of the following reasons, determined that it continues to be appropriate for FedEx.

By facilitating the ownership of FedEx shares by our executives, we strengthen the alignment of their interests with those of our investors. When granting restricted stock, FedEx first determines the total target value of the award and then delivers that value in two components: restricted shares and cash payment of taxes due. Therefore, the total target value of the award is the same as it would be if there were no tax payments. In particular, because the amount of the tax payment is included in the calculation of the target value of the restricted stock award, the officers receive fewer shares in each award than they would in the absence of the tax payment: fewer by an amount equal in value to the tax payment.

This methodology prevents the need for an officer to make a disposition of FedEx stock to cover the tax consequences of a restricted stock award and dilute his or her interest in FedEx. Conversely, absent the tax payment, the number of shares received in each award would be larger by an amount equal in value to the forgone tax payment, thereby having a dilutive effect on our shareowners’ equity interest in FedEx. While SEC disclosure rules require that these payments be included with tax reimbursement payments and reported as “other compensation” in the Summary Compensation Table, we do not believe these payments are “tax gross-ups” in the traditional sense, since their value is fully reflected in the number of shares ultimately delivered to recipients. The following chart illustrates this principle, using the target value for the fiscal year 2012 restricted stock awards granted to FedEx Corporation executive vice presidents (as in previous years, Mr. Smith did not receive a restricted stock award in fiscal 2012):

Not only is the value to the officer, as well as the cost to the company, generally the same as it would be otherwise, but this practice uses fewer shares of stock to arrive at the same benefit and has proved extremely successful in retaining executives and enabling them to retain their shares. In sum, we strongly believe that our restricted stock program is effectively designed and is aligned with the best interests of our shareowners.

Role of the Compensation Committee, its Compensation Consultant and the Chairman of the Board, President and Chief Executive Officer

Our Board of Directors is responsible for the compensation of our executive management. The purpose of the Board’s Compensation Committee, which is composed solely of independent directors, is to help discharge this responsibility by, among other things:

•	Reviewing and discussing with management the factors underlying our compensation policies and decisions, including overall compensation objectives;

•

Reviewing and discussing with management the relationship between the company’s compensation policies and practices and the company’s risk management, including the extent to which those policies and practices create risks for the company;

•	Reviewing and approving all company goals and objectives (both financial and non-financial) relevant to the compensation of the Chairman of the Board, President and Chief Executive Officer;

•

Evaluating, together with the other independent directors, the performance of the Chairman of the Board, President and Chief Executive Officer in light of these goals and objectives and the quality and effectiveness of his leadership;

•	Recommending to the Board for approval by the independent directors each element of the compensation of the Chairman of the Board, President and Chief Executive Officer;

•

Reviewing the performance evaluations of all other members of executive management (the Chairman of the Board, President and Chief Executive Officer is responsible for the performance evaluations of the non-CEO executive officers);

•

Reviewing and approving (and, if applicable, recommending to the Board for approval) each element of compensation, as well as the terms and conditions of employment, of these other members of executive management;

•	Granting all awards under our equity compensation plans and overseeing the administration of all such plans; and

•	Reviewing the costs and structure of our key employee benefit and fringe-benefit plans and programs.

In furtherance of the Compensation Committee’s responsibility, the Committee has engaged Steven Hall & Partners (the “consultant”) to assist the Committee in evaluating FedEx’s executive compensation, including during fiscal 2012. In connection with this engagement, the consultant reports directly and exclusively to the Committee. The consultant participates in Committee meetings, reviews Committee materials and provides advice to the Committee upon its request. For example, the consultant updates the Committee on trends and issues in executive compensation and comments on the competitiveness and reasonableness of FedEx’s executive compensation program (occurs in September). The consultant assists the Committee in the development and review of FedEx’s AIC and LTI programs, including commenting on performance measures and the goal-setting process (occurs in March and June). The consultant reviews and provides advice to the Committee for its consideration in reviewing compensation-related proxy statement disclosure, including this Compensation Discussion and Analysis (occurs in June and July), and on any new equity compensation plans or plan amendments proposed for adoption.

Other than services provided to the Compensation Committee, Steven Hall & Partners does not perform any services for FedEx. Accordingly, the Compensation Committee has determined the firm to be independent from the company. Compensation Committee pre-approval is required for any services to be provided to the company by the Committee’s independent compensation consultant. This ensures that the consultant maintains the highest level of independence from the company, in both appearance and fact.

The Chairman of the Board, President and Chief Executive Officer, who attends most meetings of the Compensation Committee by invitation of the Committee’s chairman, assists the Committee in determining the compensation of all other executive officers by, among other things:

•	Approving any annual merit increases to the base salaries of the other executive officers within limits established by the Committee;

•

Establishing annual individual performance objectives for the other executive officers and evaluating their performance against such objectives (the Committee reviews these performance evaluations); and

•	Making recommendations, from time to time, for special stock option and restricted stock grants (e.g., for motivational or retention purposes) to other executive officers.

The other executive officers do not have a role in determining their own compensation, other than discussing their annual individual performance objectives and results achieved with the Chairman of the Board, President and Chief Executive Officer.

2011 Say-on-Pay Advisory Vote Outcome

The Committee annually considers the results of the most recent advisory vote by shareowners to approve named executive officer compensation. In the 2011 advisory vote, 96.3% of the voted shares supported the compensation of FedEx’s named executive officers, and the Committee and the Board of Directors interpreted this strong level of support as affirmation of the current design, purposes and direction of FedEx’s executive compensation programs. In its ongoing evaluation of FedEx’s executive compensation programs and practices, the Committee will continue to consider the results from future shareowner advisory votes to approve named executive officer compensation. Such shareowner advisory votes will be held annually until the next shareowner advisory vote on the frequency of future votes on named executive officer compensation.

Compensation Elements and Fiscal 2012 Amounts

Base Salary. Our primary objective with respect to the base salary levels of our executive officers is to provide sufficient fixed cash income to retain and attract these highly marketable executives in a competitive market for executive talent. The base salaries of our executive officers are reviewed and adjusted (if appropriate) at least annually to reflect, among other things, economic conditions, base salaries for comparable positions from the executive compensation survey data discussed above, the tenure of the officers, and the base salaries of the officers relative to one another, as well as the internal salary ranges for the officer’s level.

Effective July 2011, Frederick W. Smith, FedEx’s Chairman of the Board, President and Chief Executive Officer, received an annual increase of 2.5% of base salary, and the other named executive officers received an annual merit increase of 3.5% of base salary. The named executive officers did not receive base salary increases for fiscal 2013, however. Thus, the annual base salaries of our named executive officers remain as follows:

Name	Annual Base Salary ($)
F.W. Smith	$1,266,960
A.B. Graf, Jr.	$ 902,784
D.J. Bronczek	$ 942,096
T.M. Glenn	$ 833,364
R.B. Carter	$ 762,960

Cash Payments Under Annual Incentive Compensation Program. The primary objective of our AIC program is to motivate our people to achieve our annual financial goals and other business objectives and reward them accordingly. The program provides an annual cash bonus opportunity to our employees, including the named executive officers, at the conclusion of each fiscal year based upon the achievement of AIC objectives for company and individual performance established at the beginning of the year, as illustrated below:

Target AIC payouts are established as a percentage of the executive officer’s base salary (as of the end of the plan year). Payouts above target levels are based exclusively upon the company’s performance, rather than achievement of individual objectives; accordingly, the executive officer receives above-target payouts only if the company exceeds the AIC target objective for annual financial performance. The maximum AIC payout represents three times the portion of the target payout that is based upon target annual financial performance (plus the portion of the target payout that is based upon the achievement of individual performance objectives).

As an example of our commitment to compete collectively and manage collaboratively, the AIC payout for all named executive officers, including Mr. Bronczek, the president and chief executive officer of FedEx Express, is tied to the performance of FedEx as a whole. The company performance factor is a pre-established multiplier that corresponds, on a sliding scale, to the percentage achievement of the AIC target objective for company annual financial performance. The multiplier matrix for the company performance factor is designed so that if the AIC annual financial performance threshold is achieved but is less than target, the multiplier decreases on a sliding scale based on the percentage achievement of the AIC target objective. On the other hand, if the company exceeds the AIC target objective, the multiplier increases on a sliding scale (up to the maximum, as described above) based on the percentage that the target objective is exceeded up to the AIC annual financial performance maximum.

AIC objectives for company annual financial performance are typically based upon our business plan for the fiscal year, which is reviewed and approved by the Board of Directors and which reflects, among other things, the risks and opportunities identified in connection with our enterprise risk management process. Consistent with our long-term focus and in order to discourage unnecessary and excessive risk-taking, we measure performance against our business plan, rather than a stipulated growth rate or an average of growth rates from prior years, to account for short-term economic and competitive conditions and anticipated strategic investments that may have adverse short-term profit implications. We address year-over-year improvement targets through our LTI plans, as discussed below.

Ordinarily our business plan objective for the financial measure — consolidated pre-tax income — becomes the target objective for company performance under our AIC program. In keeping with our pay-for-performance philosophy, our fiscal 2012 AIC program sought to reward employees for their motivation during lean economic times and for improved company performance; accordingly, the consolidated pre-tax income target objective for the company performance factor under the AIC program was lower than the fiscal 2012 business plan objective for pre-tax income. However, the entire AIC payout opportunity relating to individual performance was contingent upon achievement of pre-tax income objectives under the plan (as well as the achievement of individual performance objectives).

For the fiscal 2013 AIC program, to further motivate management to improve the company’s performance, the consolidated pre-tax income target objective for the company performance factor is higher than the fiscal 2013 business plan objective for pre-tax income. However, unlike the fiscal 2012 AIC program, the payout opportunity relating to individual performance will not be contingent upon the achievement of company financial performance objectives.

The fiscal 2012 AIC target payouts for the named executive officers, as a percentage of base salary, were as follows:

Name	Target Payout (as a percentage of base salary)
F.W. Smith	130%
A.B. Graf, Jr.	90%
D.J. Bronczek	100%
T.M. Glenn	90%
R.B. Carter	90%

The following table illustrates for our named executive officers the fiscal 2012 AIC formulas and total AIC payout opportunities (as a percentage of the target payout described above):

Allocation of Goals

(as a percentage of target payout)

	Individual Objectives*		+	Consolidated Pre-Tax Income		=	Payout Opportunity
	Target	Maximum		Target	Maximum		Target	Maximum
FedEx Corporation CEO	—	—		100%	300%		100%	300%
FedEx Corporation EVPs	30%	30%		70%	210%		100%	240%
FedEx Express CEO	30%	30%		70%	210%		100%	240%

*	Under the fiscal 2012 AIC program, the AIC payout opportunity relating to individual performance was contingent upon achievement of company financial performance objectives under the plan (as well as the achievement of individual performance objectives).

Chairman of the Board, President and Chief Executive Officer. Mr. Smith’s AIC payout is tied to the achievement of corporate objectives for company financial performance for the fiscal year. Mr. Smith’s minimum AIC payout is zero. His target AIC payout is set as a percentage of his base salary, and his maximum AIC payout is set as a multiple of the target payout. The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, approve these percentages. The actual AIC payout ranges, on a sliding scale, from the minimum to the maximum based upon the performance of the company against our company financial performance goals.

In addition, the independent Board members, upon the recommendation of the Compensation Committee, may adjust this amount upward or downward based on their annual evaluation of Mr. Smith’s performance, including the quality and effectiveness of his leadership and the following corporate performance measures:

•	FedEx’s stock price performance relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Transportation Average, the Dow Jones Industrial Average and competitors;

•	FedEx’s stock price to earnings (P/E) ratio relative to the Standard & Poor’s 500 Composite Index, the Dow Jones Industrial Average and competitors;

•	FedEx’s market capitalization;

•	FedEx’s revenue growth and operating income growth (excluding certain unusual items) relative to competitors;

•	FedEx’s free cash flow (excluding business acquisitions), return on invested capital (excluding certain unusual items), and weighted average cost of capital;

•	Analyst coverage and ratings for FedEx’s stock;

•	FedEx’s U.S. and international revenue market share; and

•	FedEx’s reputation rankings by various publications and surveys.

None of these factors is given any particular weight in determining whether to adjust Mr. Smith’s bonus amount.

Non-CEO Named Executive Officers. The AIC payouts for the other named executive officers are tied to the achievement of (i) corporate objectives for company financial performance for the fiscal year (70% of the target payout), and (ii) individual objectives established at the beginning of the fiscal year for each executive (30% of the target payout). As noted above, under the fiscal 2012 AIC program, the payout opportunity relating to individual performance was contingent upon achievement of company financial performance objectives under the plan (as well as the achievement of individual performance objectives).

The minimum AIC payout is zero. The target AIC payout is set as a percentage of the executive’s base salary, and the maximum AIC payout is set as a multiple of the target payout. The actual AIC payout ranges, on a sliding scale, from the minimum to the maximum based upon the performance of the individual and the company against the objectives.

Individual performance objectives for the non-CEO named executive officers vary by management level and by operating segment and include (but are not limited to):

•	Provide leadership to support the achievement of financial goals;

•	Guide and support key strategic initiatives;

•	Enhance the FedEx customer experience and meet goals related to internal metrics that measure customer satisfaction and service quality;

•	Recruit and develop executive talent and ensure successors exist for all management positions; and

•

Implement and document good faith efforts designed to ensure inclusion of females and minorities in the pool of qualified applicants for open positions and promotional opportunities, and otherwise promote FedEx’s commitment to diversity, tolerance and inclusion in the workplace.

Individual performance objectives are designed to further the company’s business objectives. Achievement of individual performance objectives is generally within each officer’s control or scope of responsibility, and the objectives are intended to be achieved with an appropriate level of effort and effective leadership by the officer. The achievement level of each non-CEO named executive officer’s individual objectives is based on Mr. Smith’s evaluation at the conclusion of the fiscal year, which is reviewed by the Compensation Committee.

Fiscal 2012 AIC Performance and Payouts; Exclusion of Certain Non-Recurring Items from AIC Program. The fiscal 2012 AIC payout opportunity relating to individual performance was contingent upon achievement of consolidated pre-tax income objectives under the plan (as well as the achievement of individual performance objectives): the pre-tax income threshold for the individual performance factor was $2,370 million. The following table presents the pre-tax income threshold (which was the pre-tax income target for the individual performance factor) and target for the company performance factor under our fiscal 2012 AIC program (each adjusted to exclude certain non-recurring items as described below) and our actual consolidated pre-tax income for fiscal 2012 (in millions):

Company Performance Measure	Threshold	Target	Actual
Consolidated Pre-Tax Income	$2,789	$3,180	$3,141

During the fourth quarter of fiscal 2012, we recorded a non-cash impairment charge of $134 million ($84 million, net of tax, or $0.26 per diluted share) related to the decision to retire certain aircraft from service and an immaterial gain related to the sale of the Japanese operations of FedEx Office. In June 2012, the Board of Directors, upon the recommendation of the Compensation Committee, decided that it was in the best interests of the company and its shareowners to exclude these non-recurring items from fiscal 2012 pre-tax income for purposes of determining AIC payouts for fiscal 2012 (by a corresponding reduction of the threshold, target and maximum objectives for consolidated pre-tax income). The Board based this decision upon its belief that by excluding these two non-recurring items, the AIC payout more accurately reflects the company’s core financial performance in fiscal 2012.

Based upon this company performance and each non-CEO named executive officer’s achievement of individual performance objectives, payouts to the named executive officers under the fiscal 2012 AIC program were as follows (compared to the target payout opportunities):

Name	Target AIC Payout ($)	Actual AIC Payout ($)
F.W. Smith	1,647,048	1,325,215
A.B. Graf, Jr.	812,506	746,693
D.J. Bronczek	942,096	764,794
T.M. Glenn	750,028	594,698
R.B. Carter	686,664	625,551

The independent members of the Board of Directors, upon the recommendation of the Compensation Committee, exercised their discretion (as described above) to reduce the amount of Mr. Smith’s fiscal 2012 AIC payout from $1,472,461, the formulaic amount resulting solely from the achievement of company financial performance objectives (as adjusted) under the fiscal 2012 AIC program, to $1,325,215. This decision was based upon below plan achievement for fiscal 2012 pre-tax profit.

Cash Payments Under LTI Program. The primary objective of our LTI program is to motivate management to contribute to our future success and to build long-term shareowner value and reward them accordingly. The program provides a long-term cash payment opportunity to members of management, including the named executive officers, based upon achievement of aggregate EPS goals for the preceding three-fiscal-year period. The LTI plan design provides for payouts that correspond to specific EPS goals established by the Board of Directors. The EPS goals represent total growth in EPS (over a base year) for the three-year term of the LTI plan. The following chart illustrates the relationship between EPS growth and payout:

As illustrated by the above chart, the LTI program provides for:

•	No LTI payment unless the three-year average annual EPS growth rate is at least 5%;

•	Target payouts if the three-year average annual EPS growth rate is 12.5%;

•	Above-target payouts if the growth rate is above 12.5% up to a maximum amount (equal to 150% of the target payouts) if the growth rate is 15% or higher; and

•	Below-target payouts if the growth rate is below 12.5% down to a threshold amount (equal to 25% of the target payouts) if the growth rate is 5%.

Fiscal 2012 LTI Performance and Payouts. The following table presents the aggregate EPS threshold (minimum), target and maximum under our FY2010-FY2012 LTI plan, which was established by the Board of Directors in 2009, and our actual aggregate EPS for the three-year period ended May 31, 2012:

Performance Measure	Threshold	Target	Maximum	Actual
FY2010-FY2012 Aggregate EPS*	$9.70	$11.18	$11.70	$14.74

*	No adjustments were made to the FY2010-FY2012 LTI plan as a result of the non-recurring items in fiscal 2012 described above.

For the FY2010-FY2012 LTI plan, we used an adjusted base-year number ($2.93), rather than any measure of fiscal 2009 performance, in order to address the economic environment and restore the motivating power of the plan. The adjusted base-year number was set so that 12.5% growth from the number would equal the fiscal 2010 business plan EPS goal. Based upon this above-target performance, LTI participants, including the named executive officers, earned maximum payouts under the FY2010-FY2012 LTI plan — as illustrated by the following table (compared to the threshold, target and maximum payout opportunities):

Name	Threshold LTI Payout ($)	Target LTI Payout ($)	Maximum LTI Payout ($)	Actual LTI Payout ($)
F.W. Smith	875,000	3,500,000	5,250,000	5,250,000
A.B. Graf, Jr.	300,000	1,200,000	1,800,000	1,800,000
D.J. Bronczek	375,000	1,500,000	2,250,000	2,250,000
T.M. Glenn	300,000	1,200,000	1,800,000	1,800,000
R.B. Carter	300,000	1,200,000	1,800,000	1,800,000

LTI Payout Opportunities. The Board of Directors has established LTI plans for the three-fiscal-year periods 2011 through 2013 and 2012 through 2014, providing cash payment opportunities upon the conclusion of fiscal 2013 and 2014, respectively, if certain EPS goals are achieved with respect to those periods. The FY2011-FY2013 LTI plan uses final fiscal 2010 EPS ($3.76) as the base-year number, and the FY2012-FY2014 LTI plan uses final fiscal 2011 EPS ($4.57) as the base-year number. No adjustments were made to these plans as a result of the non-recurring items in fiscal 2012 described above. The following table presents the aggregate EPS thresholds, targets and maximums under the FY2011-FY2013 and FY2012-FY2014 LTI plans and our progress toward these goals as of May 31, 2012:

Performance Period	Aggregate EPS Threshold	Aggregate EPS Target	Aggregate EPS Maximum	Actual Aggregate EPS as of May 31, 2012
FY2011-FY2013	$12.45	$14.34	$15.01	$10.98 (with one year remaining)

FY2012-FY2014	$15.13	$17.43	$18.25	$6.41 (with two years remaining)

The following table sets forth the potential threshold, target and maximum payouts for the named executive officers under these two plans:

	Performance Period	Potential Future Payouts
Name		Threshold ($)	Target ($)	Maximum ($)
F.W. Smith	FY2011-FY2013	875,000	3,500,000	5,250,000
	FY2012-FY2014	1,000,000	4,000,000	6,000,000

A.B. Graf, Jr.	FY2011-FY2013	300,000	1,200,000	1,800,000
	FY2012-FY2014	300,000	1,200,000	1,800,000

D.J. Bronczek	FY2011-FY2013	375,000	1,500,000	2,250,000
	FY2012-FY2014	375,000	1,500,000	2,250,000

T.M. Glenn	FY2011-FY2013	300,000	1,200,000	1,800,000
	FY2012-FY2014	300,000	1,200,000	1,800,000

R.B. Carter	FY2011-FY2013	300,000	1,200,000	1,800,000
	FY2012-FY2014	300,000	1,200,000	1,800,000

Mr. Smith’s potential threshold (minimum), target and maximum payouts for the FY2012-FY2014 LTI plan were increased by the independent members of the Board, upon the recommendation of the Compensation Committee, which determined that the LTI plan was the best mechanism to allow Mr. Smith’s overall compensation potential to more appropriately and competitively align with the compensation of chief executive officers of the companies in our market reference group.

Long-Term Equity Incentives — Stock Options and Restricted Stock. Our primary objective in providing long-term equity incentives to executive officers is to further align their interests with those of our shareowners by facilitating significant ownership of FedEx stock by the officers. This creates a direct link between their compensation and long-term shareowner return.

Amount. Stock options and restricted stock are generally granted to executive officers on an annual basis. As discussed above, an officer’s position and level of responsibility are the primary factors that determine the number of options and shares of restricted stock awarded to the officer in the annual grant. For instance, all FedEx Corporation executive vice presidents receive the same number of options and restricted shares in the annual grant.

The number of stock options and restricted shares awarded at each management level can vary from year to year. In determining how many options and shares of restricted stock should be awarded at each level, the Compensation Committee may consider:

•

Target TDC levels and referenced survey data — as discussed above, we include the total target value of all equity-based awards (including tax reimbursement payments for restricted stock awards) in our calculation of target TDC, and in evaluating the fiscal 2012 target TDC levels for our named executive officers, we referred to multiple market reference points for comparable positions in the referenced surveys;

•	The total number of shares then available to be granted; and

•

Potential shareowner dilution. At May 31, 2012, the total number of shares underlying options and shares of restricted stock outstanding or available for future grant under our equity compensation plans represented 9% of the sum of shares outstanding plus the shares underlying options outstanding or available for future grant plus shares of restricted stock available for future grant.

Other factors that the Compensation Committee may consider, especially with respect to special grants outside of the annual-grant framework, include the promotion of an officer or the desire to retain a valued executive or recognize a particular officer’s contributions. None of these factors is given any particular weight and the specific factors used may vary among individual executives.

Timing. In selecting dates for awarding equity-based compensation, we do not consider, nor have we ever considered, the price of FedEx’s common stock or the timing of the release of material, non-public information about the company. Stock option and restricted stock awards are generally made to executive officers on an annual basis according to a pre-established schedule.

When the Compensation Committee approves a special grant outside of the annual-grant framework, such grants are made at a regularly scheduled meeting and the grant date of the awards is the approval date or the next business day, if the meeting does not fall on a business day. If the grant is made in connection with the promotion of an individual or the election of an officer, the grant date may be the effective date of the individual’s promotion or the officer’s election, if such effective date is after the approval date.

Pricing. The exercise price of stock options granted under our equity incentive plans is equal to the fair market value of FedEx’s common stock on the date of grant. Under the terms of our equity incentive plans, the fair market value on the grant date is defined as the average of the high and low trading prices of FedEx’s stock on the New York Stock Exchange on that day. We believe this methodology is the most equitable method for determining the exercise price of our stock option awards given the intra-day price volatility often shown by our stock.

Vesting. Stock options and restricted stock granted to executive officers generally vest ratably over four years beginning on the first anniversary of the grant date. This four-year vesting period is intended to further encourage the retention of the executive officers, since unvested stock options are forfeited upon termination of the officer’s employment for any reason other than death or permanent disability and unvested restricted stock is forfeited upon termination of the officer’s employment for any reason other than death, permanent disability or retirement.

Tax Reimbursement Payments for Restricted Stock Awards. As discussed previously, FedEx pays the taxes resulting from a restricted stock award on behalf of the recipient. This prevents the need for the officer to sell a portion of a stock award to pay the corresponding tax obligation and thus encourages and facilitates FedEx stock ownership by our officers, thereby further aligning their interests with those of our shareowners. The total target value of the award is the same as it would be if there were no tax payments.

Voting and Dividend Rights on Restricted Stock. Holders of restricted shares are entitled to vote and receive any dividends on such shares. The dividend rights are included in the computation of the value of the restricted stock award for purposes of determining the recipient’s target TDC.

Fiscal 2012 Awards. On June 6, 2011, the named executive officers were granted stock option and restricted stock awards as follows:

Name	Number of Stock Options	Number of Shares of Restricted Stock
F.W. Smith	176,100	—
A.B. Graf, Jr.	21,480	7,000
D.J. Bronczek	28,450	9,010
T.M. Glenn	21,480	7,000
R.B. Carter	21,480	7,000

As in previous years, at the request of Mr. Smith and in light of his significant stock ownership, the Compensation Committee did not award him any restricted stock. Instead, his equity awards were in the form of stock options, which will yield value to him only if the stock price increases from the date of grant.

The target value of stock options awarded to each named executive officer (other than Mr. Smith) increased in fiscal 2012 to yield approximately 2% total long-term compensation value growth, but the target value of restricted shares awarded remained substantially the same for each officer. Mr. Smith’s total long-term compensation value growth for fiscal 2012, including the increase in his target payout under the FY2012-FY2014 LTI plan discussed previously, was 8%.

Perquisites, Tax Reimbursement Payments and Other Annual Compensation. FedEx’s named executive officers receive certain other annual compensation, including:

•

certain perquisites, such as personal use of corporate aircraft (though officers are required to reimburse FedEx for substantially all of the incremental cost to FedEx of such usage), security services and equipment, tax return preparation and financial counseling services, physical examinations, salary continuation benefits for short-term disability and supplemental long-term disability benefits;

•	umbrella insurance, group term life insurance and 401(k) company-matching contributions; and

•	tax reimbursement payments relating to restricted stock awards (as discussed above) and certain business-related use of corporate aircraft.

We provide this other compensation to enhance the competitiveness of our executive compensation program and to increase the productivity (corporate aircraft travel, professional assistance with tax return preparation and financial planning), safety (security services and equipment) and health (annual physical examinations) of our executives so they can focus on producing superior financial returns for our shareowners. Our tax reimbursement payments relating to restricted stock awards are a component of the total target value of the restricted stock grant. As a result, the total target value of the award is the same as it would be if there were no tax payments and there is no dilutive effect on our shareowners’ equity interest in FedEx. The Compensation Committee reviews and approves each of these elements of compensation, and all of the independent directors approve each element as it relates to Mr. Smith. The Committee also reviews and approves FedEx’s policies and procedures regarding perquisites and other personal benefits and tax reimbursement payments, including:

•	FedEx’s written policy setting forth guidelines and procedures regarding personal use of FedEx corporate aircraft; and

•	FedEx’s executive security procedures.

FedEx’s executive security procedures, which prescribe the level of personal security to be provided to the Chairman, President and Chief Executive Officer and other executive officers, are based on bona fide business-related security concerns and are an integral part of FedEx’s overall risk management and security program. These procedures have been assessed by an independent security consulting firm, and deemed necessary and appropriate for the protection of the officers and their families given the history of direct security threats against FedEx executives and the likelihood of additional threats against the officers. The security services and equipment provided to FedEx executive officers may be viewed as conveying personal benefits to the executives and, as a result, their values must be reported in the Summary Compensation Table.

With respect to Mr. Smith, consistent with FedEx’s executive security procedures, the Board of Directors requires him to use FedEx corporate aircraft for all travel, including personal travel. In addition, the FedEx Corporate Security Executive Protection Unit provides certain physical and personal security services for Mr. Smith, including on-site residential security at his primary residence. The Board of Directors believes that Mr. Smith’s personal safety and security are of the utmost importance to FedEx and its shareowners and, therefore, the costs associated with such security are appropriate and necessary business expenses.

Post-Employment Compensation. While none of FedEx’s named executive officers has an employment agreement, they are entitled to receive certain payments and benefits upon termination of employment or a change of control of FedEx, including:

•

Retirement benefits under FedEx’s 401(k) and pension plans, including a tax-qualified, defined contribution 401(k) retirement savings plan called the FedEx Corporation Retirement Savings Plan, a tax-qualified, defined benefit pension plan called the FedEx Corporation Employees’ Pension Plan, and a supplemental non-tax-qualified plan called the FedEx Corporation Retirement Parity Pension Plan — which is designed to provide to the executives the benefits that otherwise would be paid under the tax-qualified pension plan but for certain limits under United States tax laws;

•	Accelerated vesting of restricted stock upon the executive’s retirement (at or after age 60), death or permanent disability or a change of control of FedEx;

•	Accelerated vesting of stock options upon the executive’s death or permanent disability or a change of control of FedEx; and

•

Lump sum cash payments and post-employment insurance coverage under their Management Retention Agreements with FedEx (the “MRAs”) upon a qualifying termination of the executive after a change of control of FedEx. The MRAs, as well as the accelerated vesting of equity awards upon a change of control of FedEx, are intended to secure the executives’ continued services in the event of any threat or occurrence of a change of control, which further aligns their interests with those of our shareowners when evaluating any such potential transaction.

The Compensation Committee approves and recommends Board approval of all plans, agreements and arrangements that provide for these payments and benefits.

Risks Arising from Compensation Policies and Practices

Management has conducted an in-depth risk assessment of FedEx’s compensation policies and practices and concluded that that they do not create risks that are reasonably likely to have a material adverse effect on the company. The Compensation Committee has reviewed and concurred with management’s conclusion. The risk assessment process included, among other things, a review of (i) all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that meet and support corporate goals, and (ii) the overall compensation mix to ensure an appropriate balance between fixed and variable pay components and between short-term and long-term incentives. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risks that could threaten the company. No such plans or practices were identified.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the income tax deduction by FedEx for compensation paid to the Chief Executive Officer and the three other highest-paid executive officers (other than the Chief Financial Officer) to $1,000,000 per year, unless the compensation is “qualified performance-based compensation” or qualifies under certain other exceptions.

•	Mr. Smith’s base salary is not designed to meet the requirements of Section 162(m) and, therefore, is subject to the $1,000,000 deductibility limit.

•

FedEx’s equity compensation plans satisfy the requirements of Section 162(m) with respect to stock options, but not with respect to restricted stock awards. Accordingly, compensation recognized by the four highest-paid executive officers (excluding Mr. Graf) in connection with stock options is fully deductible, but compensation with respect to restricted stock awards is subject to the $1,000,000 deductibility limit.

•

FedEx’s AIC and LTI plans do not meet all of the conditions for qualification under Section 162(m). Compensation received by the four highest-paid executive officers (excluding Mr. Graf) under each of these plans is subject, therefore, to the $1,000,000 deductibility limit.

We do not require all of our compensation programs to be fully deductible under Section 162(m) because doing so would restrict our discretion and flexibility in designing competitive compensation programs to promote varying corporate goals. We believe that our Board of Directors should be free to make compensation decisions to further and promote the best interests of our shareowners, rather than to qualify for corporate tax deductions. In fiscal 2012, we incurred approximately $7 million of additional tax expense as a result of the Section 162(m) deductibility limit for compensation paid to the Chief Executive Officer and the three other highest-paid executive officers (other than Mr. Graf).

Summary Compensation Table

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for the fiscal year ended May 31, 2012, and for each of the previous two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Frederick W. Smith	2012	1,263,098	—	—	5,371,684	6,575,215	—	470,971	13,680,968
Chairman, President and Chief Executive Officer (Principal Executive Officer)	2011	1,233,030	—	—	5,224,659	375,000	—	428,061	7,260,750
	2010	1,190,029	—	—	5,144,690	400,000	—	684,643	7,419,362

Alan B. Graf, Jr.	2012	900,240	—	623,735	655,217	2,546,693	1,154,269	489,091	6,369,245
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2011	870,831	—	625,520	617,338	259,845	1,016,379	473,022	3,862,935
	2010	842,132	—	750,894	654,658	286,306	1,277,358	548,645	4,359,993

David J. Bronczek	2012	939,441	—	802,836	867,827	3,014,794	1,490,346	544,541	7,659,785
President and Chief Executive Officer — FedEx Express	2011	908,749	—	804,184	822,450	290,365	1,250,180	508,597	4,584,525
	2010	879,368	—	964,872	881,365	315,907	1,615,607	670,898	5,328,017

T. Michael Glenn	2012	831,016	—	623,735	655,217	2,394,698	1,247,159	481,706	6,233,531
Executive Vice President, Market Development and Corporate Communications	2011	803,872	—	625,520	617,338	228,995	953,210	486,629	3,715,564
	2010	776,372	—	750,894	654,658	249,370	1,236,660	570,840	4,238,794

Robert B. Carter	2012	760,810	—	623,735	655,217	2,425,551	877,959	430,844	5,774,116
Executive Vice President, FedEx Information Services, and Chief Information Officer	2011	735,955	—	625,520	617,338	213,629	568,557	450,194	3,211,193
	2010	709,676	—	750,894	654,658	226,350	723,182	518,786	3,583,546

(1)	The amounts reported in these columns reflect the aggregate grant date fair value of restricted stock and option awards granted to the named executive officer during each year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. These amounts reflect our calculation of the value of these awards on the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the officer.

The fair value of restricted stock awards is equal to the fair market value of FedEx’s common stock (the average of the high and low prices of the stock on the New York Stock Exchange) on the date of grant multiplied by the number of shares awarded.

For accounting purposes, we use the Black-Scholes option pricing model to calculate the grant date fair value of stock options. Assumptions used in the calculation of the amounts in the “Option Awards” column are included in note 9 to our audited consolidated financial statements for the fiscal year ended May 31, 2012, included in our Annual Report on Form 10-K for fiscal 2012.

See the “Grants of Plan-Based Awards During Fiscal 2012” table for information regarding restricted stock and option awards to the named executive officers during fiscal 2012.

(2)	Reflects cash payouts, if any, under FedEx’s fiscal 2012, 2011 and 2010 annual incentive compensation plans and FY10-FY12, FY09-FY11 and FY08-FY10 long-term incentive plans, as follows (for further discussion of the fiscal 2012 annual incentive compensation plan and the FY10-FY12 long-term incentive plan, see “— Compensation Discussion and Analysis — Compensation Elements and Fiscal 2012 Amounts — Cash Payments Under Annual Incentive Compensation Program” and “— Cash Payments Under LTI Program” above):

Name	Year	AIC Payout ($)	LTI Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
F.W. Smith	2012	1,325,215	5,250,000	6,575,215
	2011	375,000	0	375,000
	2010	400,000	0	400,000

A.B. Graf, Jr.	2012	746,693	1,800,000	2,546,693
	2011	259,845	0	259,845
	2010	286,306	0	286,306

D.J. Bronczek	2012	764,794	2,250,000	3,014,794
	2011	290,365	0	290,365
	2010	315,907	0	315,907

T.M. Glenn	2012	594,698	1,800,000	2,394,698
	2011	228,995	0	228,995
	2010	249,370	0	249,370

R.B. Carter	2012	625,551	1,800,000	2,425,551
	2011	213,629	0	213,629
	2010	226,350	0	226,350

(3)	Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the Parity Plan (as each such term is defined under “— Fiscal 2012 Pension Benefits — Overview of Pension Plans”). The present value of the benefits under the Pension Plan and the Parity Plan for Mr. Smith decreased as follows: (a) between fiscal 2011 and 2012 — $222,885; (b) between fiscal 2010 and 2011 — $275,656; and (c) between fiscal 2009 and 2010 — $337,470. The amounts in the table and this footnote were determined using assumptions (e.g., for interest rates and mortality rates) consistent with those used in the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2012. See “— Fiscal 2012 Pension Benefits” below.

(4)	Includes:

•	the aggregate incremental cost to FedEx of providing perquisites and other personal benefits;

•	umbrella insurance premiums paid on the officer’s behalf;

•	group term life insurance premiums paid by FedEx;

•	company-matching contributions under FedEx’s tax-qualified, defined contribution 401(k) retirement savings plan called the FedEx Corporation Retirement Savings Plan (the “401(k) Plan”); and

•

tax reimbursement payments relating to restricted stock awards, certain business-related use of corporate aircraft, tax return preparation and financial counseling services, umbrella insurance premiums and benefits accrued under the Parity Plan using the cash balance formula. FedEx pays the taxes resulting from a restricted stock award on behalf of the recipient to prevent the need for the officer to sell a portion of a stock award to pay the corresponding tax obligation. While SEC disclosure rules require that these payments be included with tax reimbursement payments and reported as “other compensation” in the Summary Compensation Table, we do not believe these payments are “tax gross-ups” in the traditional sense, since their value is fully reflected in the number of shares ultimately delivered to recipients. See “— Compensation Discussion and Analysis — Compensation Objectives and Design-Related Features —Restricted Stock Program” above.

The following table shows the amounts included for each such item:

Name	Year	Perquisites and Other Personal Benefits ($)*	Umbrella Insurance Premiums ($)	Life Insurance Premiums ($)	Company Contributions Under 401(k) Plan ($)	Tax Reimbursement Payments ($)*	Total ($)
F.W. Smith	2012	457,956	2,185	2,255	8,575	—	470,971
	2011	415,023	2,185	2,278	8,575	—	428,061
	2010	583,695	2,231	2,520	4,288	91,909	684,643

A.B. Graf, Jr.	2012	117,555	2,185	2,844	8,755	357,752	489,091
	2011	101,933	2,185	2,655	7,473	358,776	473,022
	2010	89,808	2,231	2,520	3,066	451,020	548,645

D.J. Bronczek	2012	63,693	2,185	2,844	8,752	467,067	544,541
	2011	31,535	2,185	2,655	7,333	464,889	508,597
	2010	74,311	2,231	2,520	3,119	588,717	670,898

T.M. Glenn	2012	102,755	2,185	2,844	8,802	365,120	481,706
	2011	104,921	2,185	2,655	8,362	368,506	486,629
	2010	93,699	2,231	2,520	4,206	468,184	570,840

R.B. Carter	2012	53,854	2,185	2,844	8,750	363,211	430,844
	2011	76,278	2,185	2,655	7,296	361,780	450,194
	2010	57,637	2,231	2,520	3,092	453,306	518,786

*	See the following two tables for additional details regarding the amounts included in each item.

Effective May 1, 2010, FedEx discontinued tax reimbursement payments to executive officers relating to tax return preparation and financial counseling services, umbrella insurance premiums and benefits accrued under the Parity Plan.

During fiscal 2012, 2011 and 2010, unless otherwise noted below, FedEx provided the following perquisites and other personal benefits to the named executive officers:

•

Personal use of corporate aircraft: FedEx maintains a fleet of corporate aircraft that is used primarily for business travel by FedEx employees. FedEx has a written policy that sets forth guidelines and procedures regarding personal use of FedEx corporate aircraft. The policy requires officers to pay FedEx two times the cost of fuel for personal trips, plus applicable passenger ticket taxes and fees. These payments are intended to approximate the incremental cost to FedEx of personal corporate aircraft usage.

•

Mr. Smith is not required to pay FedEx for any travel on corporate aircraft by his family members or guests when they are accompanying him and he is on business travel. Mr. Smith is required to pay FedEx, however, for any personal travel by him and any personal travel by his family members or guests when they are accompanying him and he is on personal travel or when they are traveling without him.

•

Compensation is included in the table above for personal corporate aircraft travel (which for this purpose includes travel to attend a board or stockholder meeting of an outside company or entity for which the officer serves as a director or trustee) by a named executive officer and his family members and guests to the extent, if any, that the aggregate incremental cost to FedEx of all such travel exceeds the amount the officer paid FedEx for such travel. The incremental cost to FedEx of personal use of corporate aircraft is calculated based on the variable operating cost to FedEx, which includes the cost of fuel, aircraft maintenance, crew travel, landing fees, ramp fees and other smaller variable costs. Because FedEx corporate aircraft are used primarily for business travel, fixed costs that do not change based on usage, such as pilots’ salaries and purchase and lease costs, are excluded from this calculation.

•

In addition, when an aircraft is already flying to a destination for business purposes and the officers or their family members or guests ride along on the aircraft for personal travel, there is no additional variable operating cost to FedEx associated with the additional passengers, and thus no compensation is included in the table above for such personal travel. With the exception of Mr. Smith, the officer is still required to pay FedEx for such personal travel if persons on business travel occupy less than 50% of the total available seats on the aircraft. The amount of such payment is a pro rata portion (based on the total number of passengers) of the fuel cost for the flight, multiplied by two, plus applicable passenger ticket taxes and fees.

•

For tax purposes, income is imputed to each named executive officer for personal travel and “business-related” travel (travel by the officer’s spouse or adult guest who accompanies the officer on a business trip for the primary purpose of assisting the officer with the business purpose of the trip) for the excess, if any, of the Standard Industrial Fare Level (SIFL) value of all such flights during a calendar year over the aggregate fuel payments made by the officer during that calendar year. The Board of Directors and the FedEx executive security procedures require Mr. Smith to use FedEx corporate aircraft for all travel, including personal travel. Accordingly, FedEx reimburses Mr. Smith for taxes relating to any imputed income for his personal travel and the personal travel of his family members and guests when they are accompanying him (no such reimbursement payments have been made during the last three fiscal years). FedEx reimburses the other named executive officers for taxes relating to imputed income for business-related travel.

•

Security services and equipment: Pursuant to FedEx’s executive security procedures, the named executive officers are provided security services and equipment. To the extent the services and equipment are provided by third parties (e.g., out-of-town transportation and other security-related expenses and home security system installation, maintenance and monitoring), we have included in the table above the amounts paid by FedEx for such services and equipment. For Mr. Smith, these amounts totaled $52,817, $41,927 and $68,750 for fiscal 2012, 2011 and 2010, respectively. To the extent the security services are provided by FedEx employees, we have included amounts representing: (a) the number of hours of service provided to the officer by each such employee multiplied by (b) the total hourly compensation cost of the employee (including, among other things, pension and other benefit costs). For Mr. Smith, these amounts totaled $283,434, $291,377 and $322,677 for fiscal 2012, 2011 and 2010, respectively. For additional information regarding executive security services provided to Mr. Smith, see “— Compensation Discussion and Analysis — Compensation Elements and Fiscal 2012 Amounts — Perquisites, Tax Reimbursement Payments and Other Annual Compensation” above.

•

Tax return preparation services: FedEx requires officers to have their income tax returns prepared by a qualified third party (other than our independent registered public accounting firm) and pays all reasonable and customary costs for such services.

•	Financial counseling services: FedEx reimburses officers for certain financial counseling services, subject to various caps.

•

Personal use of company cars: Effective May 1, 2010, FedEx no longer provides vehicles to any of the named executive officers. Prior to this date, FedEx provided a sport-utility vehicle to Mr. Smith for personal use. The vehicle manufacturer provided the vehicle to FedEx at no additional cost in consideration of the companies’ business relationship. Even though FedEx did not incur any actual monetary costs with respect to this vehicle, compensation is included in the table above for Mr. Smith in an amount equal to the fair market lease value of the vehicle (which is also the amount of income that was imputed to Mr. Smith for tax purposes) for the portion of fiscal 2010 during which he used it.

•	Physical examinations: FedEx pays for officers to have comprehensive annual physical examinations.

•	Travel Privileges: FedEx provides certain executive officers and their spouses with travel privileges on certain airline partners. There is no incremental cost to FedEx to provide these privileges.

•

Supplemental Disability Benefits: FedEx provides executive officers with salary continuation benefits for short-term disability (100% of base salary for 28 weeks) and supplemental long-term disability benefits. Both benefit programs are self-funded (i.e., no premiums are paid to a third-party insurer) and thus there is no incremental cost to FedEx to provide these benefit programs.

The following table shows the amounts included in the table (the aggregate incremental cost to FedEx) for each such item:

Name	Year	Personal Use of Corporate Aircraft ($)(a)	Security Services and Equipment ($)	Tax Return Preparation Services ($)	Financial Counseling Services ($)	Personal Use of Company Cars/Car Allowance ($)	Other ($)(b)	Total ($)
F.W. Smith	2012	3,260	336,251	70,325	48,120	—	—	457,956
	2011	5,805	333,304	43,750	32,164	—	—	415,023
	2010	33,050	391,427	95,315	51,818	12,085	—	583,695

A.B. Graf, Jr.	2012	98,842	11,115	4,733	1,946	—	919	117,555
	2011	75,731	8,543	5,690	11,969	—	—	101,933
	2010	69,945	8,836	4,368	6,659	—	—	89,808

D.J. Bronczek	2012	14,724	7,269	14,200	27,500	—	—	63,693
	2011	—	6,535	—	25,000	—	—	31,535
	2010	6,737	35,724	7,100	24,750	—	—	74,311

T.M. Glenn	2012	31,187	40,069	29,150	1,500	—	849	102,755
	2011	48,200	52,902	1,000	2,150	—	669	104,921
	2010	22,624	29,584	39,450	1,250	—	791	93,699

R.B. Carter	2012	29,220	17,134	—	7,500	—	—	53,854
	2011	50,529	15,399	2,850	7,500	—	—	76,278
	2010	24,493	19,944	5,700	7,500	—	—	57,637

(a)	The amounts shown include the following amounts for use of corporate aircraft to attend board or stockholder meetings of outside companies or organizations for which the officers serve as directors: (i) fiscal 2012: Mr. Graf — $93,323; and Mr. Bronczek — $7,056; (ii) fiscal 2011: Mr. Graf — $62,621; and Mr. Glenn — $47,611; and (iii) fiscal 2010: Mr. Graf — $49,969; and Mr. Carter — $16,585. The entire amount shown for Messrs. Carter and Glenn for fiscal 2012, Mr. Carter for fiscal 2011 and Mr. Glenn for fiscal 2010 represent use of corporate aircraft to attend board or stockholder meetings of outside companies or organizations for which the officers serve as directors.

(b)	The amounts shown are for physical examinations.

The following table shows the tax reimbursement payments relating to the items listed, which are included in the table:

Name	Year	Restricted Stock ($)	Business- Related Use of Corporate Aircraft ($)	Financial Counseling Services ($)	Tax Return Preparation Services ($)	Umbrella Insurance ($)	Parity Plan – Portable Pension Account ($)	Total ($)
F.W. Smith	2012	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—
	2010	—	1,438	30,072	55,245	1,280	3,874	91,909

A.B. Graf, Jr.	2012	357,752	—	—	—	—	—	357,752
	2011	358,776	—	—	—	—	—	358,776
	2010	437,229	—	3,850	5,758	1,280	2,903	451,020

D.J. Bronczek	2012	460,478	6,589	—	—	—	—	467,067
	2011	461,251	3,638	—	—	—	—	464,889
	2010	561,824	—	14,303	8,206	1,280	3,104	588,717

T.M. Glenn	2012	357,752	7,368	—	—	—	—	365,120
	2011	358,776	9,730	—	—	—	—	368,506
	2010	437,229	3,562	717	22,812	1,280	2,584	468,184

R.B. Carter	2012	357,752	5,459	—	—	—	—	363,211
	2011	358,776	3,004	—	—	—	—	361,780
	2010	437,229	1,488	7,916	3,294	1,280	2,099	453,306

Grants of Plan-Based Awards During Fiscal 2012

The following table sets forth information regarding grants of plan-based awards made to the named executive officers during the fiscal year ended May 31, 2012:

Name	Type of Plan/Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum ($)
F.W. Smith	Stock Option(3)	06/06/2011	06/05/2011					176,100	89.105	87.75	5,371,684
	FY12 AIC(4)			0	1,647,048	4,941,144
	FY12-FY14 LTI(5)			1,000,000	4,000,000	6,000,000

A.B. Graf, Jr.	Restricted Stock(6)	06/06/2011	06/05/2011				7,000				623,735
	Stock Option(3)	06/06/2011	06/05/2011					21,480	89.105	87.75	655,217
	FY12 AIC(4)			0	812,506	1,950,014
	FY12-FY14 LTI(5)			300,000	1,200,000	1,800,000

D.J. Bronczek	Restricted Stock(6)	06/06/2011	06/05/2011				9,010				802,836
	Stock Option(3)	06/06/2011	06/05/2011					28,450	89.105	87.75	867,827
	FY12 AIC(4)			0	942,096	2,261,030
	FY12-FY14 LTI(5)			375,000	1,500,000	2,250,000

T.M. Glenn	Restricted Stock(6)	06/06/2011	06/05/2011				7,000				623,735
	Stock Option(3)	06/06/2011	06/05/2011					21,480	89.105	87.75	655,217
	FY12 AIC(4)			0	750,028	1,800,067
	FY12-FY14 LTI(5)			300,000	1,200,000	1,800,000

R.B. Carter	Restricted Stock(6)	06/06/2011	06/05/2011				7,000				623,735
	Stock Option(3)	06/06/2011	06/05/2011					21,480	89.105	87.75	655,217
	FY12 AIC(4)			0	686,664	1,647,994
	FY12-FY14 LTI(5)			300,000	1,200,000	1,800,000

(1)	The exercise price of the options is the fair market value of FedEx’s common stock (the average of the high and low prices of the stock on the New York Stock Exchange) on the date of grant.

(2)	Represents the grant date fair value of each equity-based award, computed in accordance with FASB ASC Topic 718. See note 1 to the Summary Compensation Table for information regarding the assumptions used in the calculation of these amounts.

(3)	Stock options granted to the named executive officers generally vest ratably over four years beginning on the first anniversary of the grant date. The options may not be transferred in any manner other than by will or the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. See “— Compensation Discussion and Analysis — Compensation Elements and Fiscal 2012 Amounts — Long-Term Equity Incentives — Stock Options and Restricted Stock” above for further discussion of stock option awards.

(4)	In July 2011, the Board of Directors, upon the recommendation of the Compensation Committee, established this annual performance cash compensation plan, which provided a cash payment opportunity to the named executive officers at the conclusion of fiscal 2012. Payment amounts were based upon the achievement of company financial performance goals for fiscal 2012 (and the exercise of discretion by the independent members of the Board of Directors to lower Mr. Smith’s payout) and the achievement of individual objectives established at the beginning of fiscal 2012 for each officer other than Mr. Smith. See “— Compensation Discussion and Analysis — Compensation Elements and Fiscal 2012 Amounts — Cash Payments Under Annual Incentive Compensation Program” above for further discussion of this plan, including actual payment amounts.

(5)	The Board of Directors, upon the recommendation of the Compensation Committee, established this long-term performance cash compensation plan in June 2011. The plan provides a long-term cash payment opportunity to the named executive officers at the conclusion of fiscal 2014 if FedEx achieves an aggregate earnings-per-share goal established by the Board with respect to the three-fiscal-year period 2012 through 2014. No amounts can be earned under the plan until 2014 because achievement of the earnings-per-share goal can only be determined following the conclusion of the three-fiscal-year period. The estimated individual future payouts under the plan are set dollar amounts ranging from threshold (minimum) amounts, if the earnings-per-share goal achieved is less than target, up to maximum amounts, if the plan goal is substantially exceeded. There is no assurance that these estimated future payouts will be achieved. See “— Compensation Discussion and Analysis — Compensation Elements and Fiscal 2012 Amounts — Cash Payments Under LTI Program” above for further discussion of this plan.

(6)	Shares of restricted stock awarded to the named executive officers generally vest ratably over four years beginning on the first anniversary of the grant date. Holders of restricted shares are entitled to vote such shares and receive any dividends paid on FedEx common stock. FedEx pays the taxes resulting from a restricted stock award on behalf of the recipient (these tax reimbursement payments are included in the “All Other Compensation” column in the Summary Compensation Table). See “— Compensation Discussion and Analysis — Compensation Elements and Fiscal 2012 Amounts — Long-Term Equity Incentives — Stock Options and Restricted Stock” above for further discussion of restricted stock awards.

Outstanding Equity Awards at End of Fiscal 2012

The following table sets forth for each named executive officer certain information about unexercised stock options and unvested shares of restricted stock held at the end of the fiscal year ended May 31, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)
	Exercisable	Unexercisable(a)
F.W. Smith	250,000	—	64.5300	06/02/2013
	325,000	—	72.8450	06/01/2014
	250,000	—	89.7000	06/01/2015
	200,000	—	110.0600	06/01/2016
	175,000	—	114.7400	07/09/2017
	153,112	51,038(1)	90.8100	06/02/2018
	135,875	135,875(2)	56.3100	06/08/2019
	48,875	146,625(3)	78.1900	06/07/2020
	—	176,100(4)	89.1050	06/06/2021

A.B. Graf, Jr.	65,000	—	64.5300	06/02/2013
	38,250	—	72.8450	06/01/2014
	34,425	—	89.7000	06/01/2015
	33,155	—	110.0600	06/01/2016
	20,655	—	114.7400	07/09/2017
	5,000	—	84.6550	01/14/2018
	18,075	6,025(5)	90.8100	06/02/2018
	17,290	17,290(6)	56.3100	06/08/2019
	5,775	17,325(7)	78.1900	06/07/2020
	—	21,480(8)	89.1050	06/06/2021
					21,426(9)	1,909,914

D.J. Bronczek	83,451	—	64.5300	06/02/2013
	49,628	—	72.8450	06/01/2014
	45,900	—	89.7000	06/01/2015
	27,540	—	110.0600	06/01/2016
	27,540	—	114.7400	07/09/2017
	24,097	8,033(10)	90.8100	06/02/2018
	23,277	23,278(11)	56.3100	06/08/2019
	7,693	23,082(12)	78.1900	06/07/2020
	—	28,450(13)	89.1050	06/06/2021
					27,551(14)	2,455,896

T.M. Glenn	65,000	—	64.5300	06/02/2013
	38,250	—	72.8450	06/01/2014
	34,425	—	89.7000	06/01/2015
	20,655	—	110.0600	06/01/2016
	20,655	—	114.7400	07/09/2017
	5,000	—	103.3500	09/24/2017
	18,075	6,025(15)	90.8100	06/02/2018
	17,290	17,290(16)	56.3100	06/08/2019
	5,775	17,325(17)	78.1900	06/07/2020
	—	21,480(18)	89.1050	06/06/2021
					21,426(19)	1,909,914

R.B. Carter	41,262	—	64.5300	06/02/2013
	28,874	—	72.8450	06/01/2014
	30,122	—	89.7000	06/01/2015
	20,655	—	110.0600	06/01/2016
	20,655	—	114.7400	07/09/2017
	5,000	—	103.3500	09/24/2017
	18,075	6,025(20)	90.8100	06/02/2018
	17,290	17,290(21)	56.3100	06/08/2019
	5,775	17,325(22)	78.1900	06/07/2020
	—	21,480(23)	89.1050	06/06/2021
					21,426(24)	1,909,914

(a)	The following table sets forth the vesting dates of the options and restricted stock included in these columns:

		Date	Number			Date	Number
F.W. Smith	(1)	06/02/2012	51,038	A.B. Graf, Jr.	(5)	06/02/2012	6,025
	(2)	06/08/2012	67,937		(6)	06/08/2012	8,645
		06/08/2013	67,938			06/08/2013	8,645
	(3)	06/07/2012	48,875		(7)	06/07/2012	5,775
		06/07/2013	48,875			06/07/2013	5,775
		06/07/2014	48,875			06/07/2014	5,775
	(4)	06/06/2012	44,025		(8)	06/06/2012	5,370
		06/06/2013	44,025			06/06/2013	5,370
		06/06/2014	44,025			06/06/2014	5,370
		06/06/2015	44,025			06/06/2015	5,370
					(9)	06/02/2012	1,758
						06/06/2012	1,750
						06/07/2012	2,000
						06/08/2012	3,334
						06/06/2013	1,750
						06/07/2013	2,000
						06/08/2013	3,334
						06/06/2014	1,750
						06/07/2014	2,000
						06/06/2015	1,750

D.J. Bronczek	(10)	06/02/2012	8,033	T. M. Glenn	(15)	06/02/2012	6,025
	(11)	06/08/2012	11,639		(16)	06/08/2012	8,645
		06/08/2013	11,639			06/08/2013	8,645
	(12)	06/07/2012	7,694		(17)	06/07/2012	5,775
		06/07/2013	7,694			06/07/2013	5,775
		06/07/2014	7,694			06/07/2014	5,775
	(13)	06/06/2012	7,112		(18)	06/06/2012	5,370
		06/06/2013	7,113			06/06/2013	5,370
		06/06/2014	7,112			06/06/2014	5,370
		06/06/2015	7,113			06/06/2015	5,370
	(14)	06/02/2012	2,259		(19)	06/02/2012	1,758
		06/06/2012	2,252			06/06/2012	1,750
		06/07/2012	2,571			06/07/2012	2,000
		06/08/2012	4,284			06/08/2012	3,334
		06/06/2013	2,253			06/06/2013	1,750
		06/07/2013	2,571			06/07/2013	2,000
		06/08/2013	4,284			06/08/2013	3,334
		06/06/2014	2,252			06/06/2014	1,750
		06/07/2014	2,572			06/07/2014	2,000
		06/06/2015	2,253			06/06/2015	1,750

R.B. Carter	(20)	06/02/2012	6,025
	(21)	06/08/2012	8,645
		06/08/2013	8,645
	(22)	06/07/2012	5,775
		06/07/2013	5,775
		06/07/2014	5,775
	(23)	06/06/2012	5,370
		06/06/2013	5,370
		06/06/2014	5,370
		06/06/2015	5,370
	(24)	06/02/2012	1,758
		06/06/2012	1,750
		06/07/2012	2,000
		06/08/2012	3,334
		06/06/2013	1,750
		06/07/2013	2,000
		06/08/2013	3,334
		06/06/2014	1,750
		06/07/2014	2,000
		06/06/2015	1,750

(b)	Computed by multiplying the closing market price of FedEx’s common stock on May 31, 2012 (which was $89.14) by the number of shares.

Option Exercises and Stock Vested During Fiscal 2012

The following table sets forth for each named executive officer certain information about stock options that were exercised and restricted stock that vested during the fiscal year ended May 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
F.W. Smith	375,000	13,240,250	—	—
A.B. Graf, Jr.	45,000	1,389,866	8,628	773,035
D.J. Bronczek	—	—	11,090	993,629
T.M. Glenn	45,000	1,677,861	8,628	773,035
R.B. Carter	22,233	684,049	8,628	773,035

(1)	If the shares were sold immediately upon exercise, the value realized on exercise of the option is the difference between the actual sales price and the exercise price of the option. Otherwise, the value realized is the difference between the fair market value of FedEx’s common stock (the average of the high and low prices of the stock on the New York Stock Exchange) on the date of exercise and the exercise price of the option.

(2)	Represents the fair market value of the shares on the vesting date.

Fiscal 2012 Pension Benefits

The following table sets forth for each named executive officer the present value of accumulated benefits at May 31, 2012, under FedEx’s defined benefit pension plans. For information regarding benefits triggered by retirement under our stock option and restricted stock plans, see “— Potential Payments Upon Termination or Change of Control” below.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Fiscal 2012 ($)
F.W. Smith	FedEx Corporation Employees’ Pension Plan	40	1,409,470	—
	FedEx Corporation Retirement Parity Pension Plan	40	24,167,974	—

A.B. Graf, Jr.	FedEx Corporation Employees’ Pension Plan	32	1,496,051	—
	FedEx Corporation Retirement Parity Pension Plan	32	11,053,883	—

D.J. Bronczek	FedEx Corporation Employees’ Pension Plan	36	1,568,295	—
	FedEx Corporation Retirement Parity Pension Plan	36	13,689,897	—

T.M. Glenn	FedEx Corporation Employees’ Pension Plan	31	1,387,814	—
	FedEx Corporation Retirement Parity Pension Plan	31	9,267,471	—

R.B. Carter	FedEx Corporation Employees’ Pension Plan	19	760,650	—
	FedEx Corporation Retirement Parity Pension Plan	19	4,438,523	—

(1)	These amounts were determined using assumptions (e.g., for interest rates and mortality rates) consistent with those used in the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended May 31, 2012. The benefits are expressed as lump sum amounts, even though the benefits using the traditional pension benefit formula under the Pension Plan (as defined below) are generally not payable as a lump sum distribution (only $1,000 or less may be distributed as a lump sum under the Pension Plan). The benefits using the Portable Pension Account formula under the Pension Plan may be paid as a lump sum.

The present value of the Pension Plan traditional pension benefit is equal to the single life annuity payable at the normal retirement date (age 60), or June 1, 2012, if the officer is past normal retirement age, converted based on an interest rate of 4.441% and the RP2000 Combined Blue Collar Mortality Table projected to 2018 and discounted to May 31, 2012, using an interest rate of 4.441%. The present value of the Parity Plan (as defined below) traditional pension benefit is equal to the single life annuity payable at the normal retirement age, or June 1, 2012, if the officer is past normal retirement age, converted based on an interest rate of 5% and United States government-approved assumptions as to life expectancy and discounted to May 31, 2012, using an interest rate of 4.441%. The present value of the Portable Pension Account (discussed below) is equal to the officer’s account balance at May 31, 2012, projected to the normal retirement date, if applicable, based on an interest rate of 4% (compounded quarterly) and discounted to May 31, 2012, using an interest rate of 4.441%.

Overview of Pension Plans

FedEx maintains a tax-qualified, defined benefit pension plan called the FedEx Corporation Employees’ Pension Plan (the “Pension Plan”). For fiscal 2012, the maximum compensation limit under a tax-qualified pension plan was $245,000. The Internal Revenue Code also limits the maximum annual benefits that may be accrued under a tax-qualified, defined benefit pension plan. In order to provide 100% of the benefits that would otherwise be denied certain management-level participants in the Pension Plan due to these limitations, FedEx also maintains a supplemental, non-tax-qualified plan called the FedEx Corporation Retirement Parity Pension Plan (the “Parity Plan”). Benefits under the Parity Plan are general, unsecured obligations of FedEx.

Effective May 31, 2003, FedEx amended the Pension Plan and the Parity Plan to add a cash balance feature, which is called the Portable Pension Account. Eligible employees as of May 31, 2003, had the option to make a one-time election to accrue future pension benefits under either the cash balance formula or the traditional pension benefit formula. In either case, employees retained all benefits previously accrued under the traditional pension benefit formula and continued to receive the benefit of future compensation increases on benefits accrued as of May 31, 2003. Eligible employees hired after May 31, 2003, accrue benefits exclusively under the Portable Pension Account.

Beginning June 1, 2008, eligible employees who participate in the Pension Plan and the Parity Plan, including the named executive officers, accrue all future pension benefits under the Portable Pension Account. In addition, benefits previously accrued under the Pension Plan and the Parity Plan using the traditional pension benefit formula were capped as of May 31, 2008, and those benefits will be payable beginning at retirement. Effective June 1, 2008, each participant in the Pension Plan and the Parity Plan who was age 40 or older on that date and who has an accrued traditional pension benefit will receive a transition compensation credit, as described in more detail below. Employees who elected in 2003 to accrue future benefits under the Portable Pension Account will continue to accrue benefits under that formula.

The named executive officers also participate in the 401(k) Plan. Beginning January 1, 2008, the annual matching company contribution under the 401(k) Plan is a maximum of 3.5% of eligible earnings. Effective February 1, 2009, however, 401(k) company-matching contributions were suspended for all participants, including the named executive officers. We reinstated these contributions at 50% of previous levels (a maximum of 1.75% of eligible earnings) effective January 1, 2010, and fully restored these contributions effective January 1, 2011.

In order to provide 100% of the benefits that would otherwise be limited due to certain limitations imposed by United States tax laws, effective June 1, 2008, Parity Plan participants, including the named executive officers, received additional Portable Pension Account compensation credits equal to 3.5% of any eligible earnings above the maximum compensation limit for tax-qualified plans. Effective June 1, 2009, however, the additional compensation credit under the Parity Plan was suspended for all participants, including the named executive officers. We reinstated 50% of the additional Portable Pension Account compensation credit benefit effective June 1, 2010, and fully reinstated the benefit effective June 1, 2011 (such full credit was made as of May 31, 2012).

Normal retirement age for the majority of participants, including the named executive officers, under the Pension Plan and the Parity Plan is age 60. The traditional pension benefit under the Pension Plan for a participant who retires between the ages of 55 and 60 will be reduced by 3% for each year the participant receives his or her benefit prior to age 60.

Traditional Pension Benefit

Under the traditional pension benefit formula, the Pension Plan and the Parity Plan provide 2% of the average of the five calendar years (three calendar years for the Parity Plan) of highest earnings during employment multiplied by years of credited service for benefit accrual up to 25 years. Eligible compensation for the traditional pension benefit under the Pension Plan and the Parity Plan for the named executive officers includes salary and annual incentive compensation.

A named executive officer’s capped accrued traditional pension benefit was calculated using his years of credited service as of either May 31, 2003 or May 31, 2008, depending on whether he chose to accrue future benefits under the cash balance formula or the traditional pension benefit formula in 2003, and his eligible earnings history as of May 31, 2008.

Portable Pension Account

The benefit under the Portable Pension Account is expressed as a notional cash balance account. For each plan year in which a participant is credited with a year of service, compensation credits are added based on the participant’s age and years of service as of the end of the prior plan year and the participant’s eligible compensation for the prior calendar year based on the following table:

Age + Service on May 31	Compensation Credit
Less than 55	5%
55-64	6%
65-74	7%
75 or over	8%

On May 31, 2011, the sum of age plus years of service for the named executive officers was as follows: Mr. Smith — 105; Mr. Graf — 88; Mr. Bronczek — 91; Mr. Glenn — 85; and Mr. Carter — 69. Eligible compensation under the Portable Pension Account feature for the named executive officers includes salary and annual incentive compensation. Messrs. Smith, Graf and Bronczek elected the Portable Pension Account feature on June 1, 2003. Messrs. Glenn and Carter began accruing benefits under the Portable Pension Account on June 1, 2008.

Transition compensation credits are an additional compensation credit percentage to be granted to participants in the Pension Plan and the Parity Plan who were age 40 or older on June 1, 2008, and who have an accrued benefit under the traditional pension benefit formula. For each plan year in which an eligible participant is credited with a year of service, transition compensation credits will be added based on the participant’s age and years of service as of the end of the prior plan year and the participant’s eligible compensation for the prior calendar year based on the following table:

Age + Service on May 31	Transition Compensation Credit*
Less than 55	2%
55-64	3%
65-74	4%
75 or over	5%

*	For years of credited service over 25, transition compensation credits are 2% per year.

An eligible participant will receive transition compensation credits for five years (through May 31, 2013) or until he or she has 25 years of credited service, whichever is longer. For participants with 25 or more years of service, transition compensation credits are 2% per year and will cease as of May 31, 2013. An eligible participant’s first transition compensation credit was added to his or her Portable Pension Account as of May 31, 2009.

Interest credits are added to a participant’s Portable Pension Account benefit as of the end of each fiscal quarter (August 31, November 30, February 28 and May 31) after a participant accrues his or her first compensation credit. The May 31 interest credit is added prior to the May 31 compensation credit or transition compensation credit (or additional compensation credit under the Parity Plan). Interest credits are based on the Portable Pension Account notional balance and a quarterly interest-crediting rate, which is equal to the greater of (a) 1/4 of the one-year Treasury constant maturities rate for April of the preceding plan year plus 0.25% and (b) 1% (1/4 of 4%). The quarterly interest crediting rate, when compounded quarterly, cannot produce an annual rate greater than the average 30-year Treasury rate for April of the preceding plan year (or, if larger, such other rate as may be required for certain tax law purposes). In no event, however, will the quarterly interest crediting rate be less than 0.765%. Interest credits will continue to be added until the last day of the month before plan benefits are distributed. The quarterly interest-crediting rate for the plan year ended May 31, 2011, was 1%. The quarterly interest-crediting rate for the plan year ended May 31, 2012, was 1%.

Lump Sum Distribution

Upon a participant’s retirement, the vested traditional pension benefit under the Pension Plan is payable as a monthly annuity. Upon a participant’s retirement or other termination of employment, an amount equal to the vested Portable Pension Account notional balance under the Pension Plan is payable to the participant in the form of a lump sum payment or an annuity.

All Parity Plan benefits are paid as a single lump sum distribution as follows:

•	For the portion of the benefit accrued under the Portable Pension Account formula, the lump sum benefit will be paid six months following the date of the participant’s termination of employment; and

•

For the portion of the benefit accrued under the traditional pension benefit formula, the lump sum benefit will be paid the later of the date the participant turns age 55 or six months following the date of the participant’s termination of employment.

Taxes

Prior to May 1, 2010, FedEx paid the FICA taxes attributable to the Parity Plan benefit on behalf of the participant, and reimbursed the participant for any taxes resulting from the payment of such taxes. Under current law, Parity Plan benefits are subject to FICA taxes at the later of when the services are performed or the right to the amount deferred is no longer subject to a substantial risk of forfeiture. Benefits accrued under the Portable Pension Account formula are subject to FICA taxes each year that a vested participant receives a compensation credit. Accordingly, to the extent the FICA taxes relate to the Portable Pension Account under the Parity Plan, they are due and the tax reimbursement payments were made as the benefits were accrued. Such payments to the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table.

Effective May 1, 2010, we discontinued tax reimbursement payments relating to benefits accrued under the Parity Plan.

Potential Payments Upon Termination or Change of Control

This section provides information regarding payments and benefits to the named executive officers that would be triggered by termination of the officer’s employment (including resignation, or voluntary termination; severance, or involuntary termination; and retirement) or a change of control of FedEx.

Each of the named executive officers is an at-will employee and, as such, does not have an employment contract. In addition, if the officer’s employment terminates for any reason other than retirement, death or permanent disability, any unvested stock options are automatically terminated and any unvested shares of restricted stock are automatically forfeited. Accordingly, there are no payments or benefits that are triggered by any termination event (including resignation and severance), other than retirement, death or permanent disability or termination after a change of control of FedEx.

Benefits Triggered by Retirement, Death or Permanent Disability — Stock Option and Restricted Stock Plans

Retirement. When an employee retires:

•	if retirement occurs at or after age 60, all restrictions applicable to the restricted shares held by the employee lapse on the date of retirement;

•

if retirement occurs at or after age 55, but before age 60, the restrictions applicable to restricted shares held by the employee continue until the earlier of the specified expiration of the restriction period, the employee’s permanent disability or the employee’s death; and

•	all of the employee’s unvested stock options terminate.

For information regarding retirement benefits under our pension plans, see “— Fiscal 2012 Pension Benefits” above.

Death or Permanent Disability. When an employee dies or becomes permanently disabled:

•	all restrictions applicable to the restricted shares held by the employee immediately lapse; and

•	all of the employee’s unvested stock options immediately vest.

The following table quantifies for each named executive officer the value of his unvested restricted shares and stock options, the vesting of which would be accelerated upon death or permanent disability (assuming the officer died or became permanently disabled on May 31, 2012):

Benefits Triggered by Death or Permanent Disability

Name	Value of Unvested Restricted Shares ($)(1)	Value of Unvested Stock Options ($)(2)	Total ($)
F.W. Smith	—	6,072,484	6,072,484
A.B. Graf, Jr.	1,909,914	758,091	2,668,005
D.J. Bronczek	2,455,896	1,017,960	3,473,856
T.M. Glenn	1,909,914	758,091	2,668,005
R.B. Carter	1,909,914	758,091	2,668,005

(1)	Computed by multiplying the closing market price per share of FedEx’s common stock on May 31, 2012 (which was $89.14) by the number of unvested shares of restricted stock held by the officer as of May 31, 2012.

(2)	Represents the difference between the closing market price per share of FedEx’s common stock on May 31, 2012 (which was $89.14) and the exercise price of each unvested option held by the officer as of May 31, 2012.

In addition, FedEx provides each named executive officer with:

•	$1,500,000 of group term life insurance coverage;

•	$500,000 of business travel accident insurance coverage for death or certain injuries suffered as a result of an accident while traveling on company business; and

•

A supplemental long-term disability program, with a monthly benefit equal to 60% of the officer’s basic monthly earnings (provided the officer continues to meet the definition of disability, these benefits generally continue until age 65).

Benefits Triggered by Change of Control or Termination after Change of Control — Stock Option and Restricted Stock Plans and Management Retention Agreements

Stock Option and Restricted Stock Plans. Our stock option plans provide that, in the event of a change of control (as defined in the plans), each holder of an unexpired option under any of the plans has the right to exercise such option without regard to the date such option would first be exercisable. Except with respect to stock options granted under FedEx’s 2010 Omnibus Stock Incentive Plan, this right continues, with respect to holders whose employment with FedEx terminates following a change of control, for a period of twelve months after such termination or until the option’s expiration date, whichever is sooner.

Our restricted stock plans provide that, in the event of a change of control (as defined in the plans), depending on the change of control event, either (i) the restricted shares will be canceled and FedEx shall make a cash payment to each holder in an amount equal to the product of the highest price per share received by the holders of FedEx’s common stock in connection with the change of control multiplied by the number of restricted shares held or (ii) the restrictions applicable to any such shares will immediately lapse.

The following table quantifies for each named executive officer the value of his unvested restricted shares and stock options, the vesting of which would be accelerated upon a change of control (assuming that the change of control occurred on May 31, 2012, and that the highest price per share received by FedEx’s stockholders in connection with the change of control was the closing market price on May 31, 2012, which was $89.14):

Benefits Triggered by Change of Control(1)

Name	Value of Unvested Restricted Shares ($)(2)	Value of Unvested Stock Options ($)(3)	Total ($)
F.W. Smith	—	6,072,484	6,072,484
A.B. Graf, Jr.	1,909,914	758,091	2,668,005
D.J. Bronczek	2,455,896	1,017,960	3,473,856
T.M. Glenn	1,909,914	758,091	2,668,005
R.B. Carter	1,909,914	758,091	2,668,005

(1)	As discussed below, the officer is also entitled under his MRA (as defined below) to a two-year employment agreement upon a change of control and certain guaranteed compensation and benefits during the term of the two-year employment period.

(2)	Computed by multiplying the closing market price per share of FedEx’s common stock on May 31, 2012 (which was $89.14) by the number of unvested shares of restricted stock held by the officer as of May 31, 2012.

(3)	Represents the difference between the closing market price per share of FedEx’s common stock on May 31, 2012 (which was $89.14) and the exercise price of each unvested option held by the officer as of May 31, 2012.

Management Retention Agreements. FedEx has entered into Management Retention Agreements (“MRAs”) with each of its executive officers, including the named executive officers. The purpose of the MRAs is to secure the executives’ continued services in the event of any threat or occurrence of a change of control (as defined in the MRAs; such term has the same meaning as used in FedEx’s equity compensation plans). The terms and conditions of the MRAs with the named executive officers are summarized below.

Term. Each MRA renews annually for consecutive one-year terms, unless FedEx gives at least thirty days’, but not more than ninety days’, prior notice that the agreement will not be extended. The non-extension notice may not be given at any time when the Board of Directors has knowledge that any person has taken steps reasonably calculated to effect a change of control of FedEx.

Employment Period. Upon a change of control, the MRA immediately establishes a two-year employment agreement with the executive officer. During the employment period, the officer’s position (including status, offices, titles and reporting relationships), authority, duties and responsibilities may not be materially diminished.

Compensation. During the two-year employment period, the executive officer receives base salary (no less than his or her highest base salary over the twelve-month period prior to the change of control) and is guaranteed the same annual incentive compensation opportunities as in effect during the 90-day period immediately prior to the change of control. The executive officer also receives incentive (including long-term performance bonus) and retirement plan benefits, expense reimbursement, fringe benefits, office and staff support, welfare plan benefits and vacation benefits. These benefits must be no less than the benefits the officer had during the 90-day period immediately prior to the change of control.

Termination. The MRA terminates immediately upon the executive officer’s death, voluntary termination or retirement. FedEx may terminate the MRA for disability, as determined in accordance with the procedures under FedEx’s long-term disability benefits plan. Once disability is established, he or she receives 180 days’ prior notice of termination. During the employment period, FedEx also may terminate the officer’s employment for “cause” (which includes any act of dishonesty by the officer intended to result in substantial personal enrichment, the conviction of the officer of a felony and certain material violations by the officer of his or her obligations under the MRA).

Benefits for Qualifying Termination. A “qualifying termination” is a termination of the executive’s employment by FedEx other than for cause, disability or death or by the officer for “good reason” (principally relating to a material diminution in the officer’s authority, duties or responsibilities or a material failure by FedEx to compensate the officer as provided in the MRA).

In the event of a qualifying termination, the executive officer will receive a lump sum cash payment equal to two times his or her base salary (the highest annual rate in effect during the twelve-month period prior to the date of termination) plus two times target annual incentive compensation. The payments will be made to the officer on the date that is six months after his or her date of termination (or, if earlier than the end of such six-month period, within 30 days following the date of the executive’s death). In addition, the executive officer will receive 18 months of continued coverage of medical, dental and vision benefits.

An executive officer’s benefits under the MRA will be reduced to the largest amount that would result in none of the MRA payments being subject to any excise tax. If the Internal Revenue Service otherwise determines that any MRA benefits are subject to excise taxes, the executive officer is required to repay FedEx the minimum amount necessary so that no excise taxes are payable.

In exchange for these benefits, the executive officer has agreed that, for the one-year period following his or her termination, he or she will not own, manage, operate, control or be employed by any enterprise that competes with FedEx or any of its affiliates.

The following table quantifies for each named executive officer the payments and benefits under his MRA triggered by a qualifying termination of the officer immediately following a change of control (assuming that the change of control and qualifying termination occurred on May 31, 2012, and that the highest price per share received by FedEx’s stockholders in connection with the change of control was the closing market price of FedEx’s common stock on May 31, 2012, which was $89.14):

Payments and Benefits Triggered by Qualifying Termination after Change of Control

Name	Lump Sum Cash Payment – 2x Base Salary and 2x Target Annual Bonus ($)	Health Benefits ($)	Total ($)
F.W. Smith	5,828,016	49,426	5,877,442
A.B. Graf, Jr.	3,430,580	35,325	3,465,905
D.J. Bronczek	3,768,384	34,011	3,802,395
T.M. Glenn	3,166,784	32,741	3,199,525
R.B. Carter	2,899,248	13,353	2,912,601

DIRECTORS’ COMPENSATION

Outside Directors’ Compensation

During fiscal 2012, non-management (outside) directors were paid:

•	a quarterly retainer of $20,000;

•	$2,000 for each in-person Board meeting attended; and

•	$2,000 for each in-person committee meeting attended.

Outside directors who attended a Board or committee meeting telephonically were paid 75% of the applicable in-person meeting fee.

For fiscal 2012, chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees were paid an additional annual fee of $13,500. The Audit Committee chairperson was paid an additional annual fee of $22,500. Each outside director who was elected at the 2011 annual meeting received a stock option for 5,970 shares of common stock.

Frederick W. Smith, the only director who is also a FedEx employee, receives no additional compensation for serving as a director.

The Compensation Committee annually reviews director compensation, including, among other things, comparing FedEx’s director compensation practices with those of other companies with annual revenues between $20 billion and $70 billion. Before making a recommendation regarding director compensation to the Board, the Compensation Committee considers that the directors’ independence may be compromised if compensation exceeds appropriate levels or if FedEx enters into other arrangements beneficial to the directors.

Retirement Plan for Outside Directors

In July 1997, the Board of Directors of FedEx Express (FedEx’s predecessor) voted to freeze the Retirement Plan for Outside Directors (that is, no further benefits would be earned under this plan). Concurrent with the freeze, the Board amended the plan to accelerate the vesting of the benefits for each outside director who was not yet vested under the plan. This plan is unfunded and any benefits under the plan are general, unsecured obligations of FedEx. Once all benefits are paid from the plan, it will be terminated.

The retirement benefit under the plan is based on the annual retainer fee for outside directors at the time the plan was frozen ($40,000) and the years of service of an outside director on the Board at that time. The benefit is calculated as an annual amount equal to 10% for each year of service up to 100% of the annual retainer fee at the time the plan was frozen. For example, an outside director with two years of credited service has an annual benefit equal to $8,000 (20% of $40,000), and an outside director with ten or more years of credited service has an annual benefit equal to $40,000 (100% of $40,000).

An outside director’s annual benefit is payable for no less than ten years and no more than fifteen years based on the director’s years of credited service. Under the plan, an outside director with ten or fewer years of credited service is entitled to ten years of payments, and an outside director with fifteen or more years of credited service is entitled to fifteen years of payments (no outside director entitled to benefits under the plan had between eleven and fourteen years of credited service). For example, an outside director with nine years of credited service is entitled to receive payments of $36,000 ($40,000 x 90%) for ten years. An outside director with fifteen years of service is entitled to receive payments of $40,000 for fifteen years.

An outside director covered under the plan was entitled to a retirement benefit beginning as of the first day of the fiscal quarter of FedEx next following the date of termination of his or her directorship or the date such director attains age 60, whichever was later. This benefit was the annual amount, calculated as set forth above, payable at the director’s election either as a lump sum distribution (computed based on the applicable discount rate in effect as of the date of distribution under the Pension Plan) or in quarterly installments for the applicable number of years based on the director’s years of credited service.

The lump sum benefit payable under the plan was previously calculated based on the interest rate assumption used in the Pension Plan (which was an index of 30-year Treasury rates). Federal law requires the use of a higher interest rate assumption for lump sum payments under the Pension Plan beginning on June 1, 2008. In order to prevent a significant reduction of the lump sum benefit payable to the directors still covered by the plan and avoid adverse tax consequences under United States tax law, in September 2008 the Board of Directors amended and restated the Retirement Plan for Outside Directors to maintain the use of an index of 30-year Treasury rates as the plan’s interest rate assumption (i.e., the interest rate assumption used under the Parity Plan). This amendment only applies to directors who retire after December 31, 2008, and eliminated the option to receive quarterly installment payments.

As a result, the plan benefit payable to the two individuals who served on the Board during fiscal 2012 who have not yet received any plan benefits shall be paid only as a single lump sum distribution. The amount of the distribution shall be equal to the lump sum present value of the director’s quarterly installment payments determined as set forth above, computed based on the applicable discount rate in effect as of the date of distribution under the Parity Plan. The lump sum distribution is payable on or before the fifteenth business day of the month immediately following the later of the date of the director’s retirement and the date he attains age 60. In the event of the outside director’s death, his surviving spouse shall be entitled to receive the lump sum payment.

The following table sets forth for each person entitled to receive future benefits under the plan who served on the Board during fiscal 2012, his years of credited service and the amount payable to him assuming a hypothetical retirement date of June 1, 2012.

Name	Years of Credited Service	Lump Sum Payment Amount ($)
J.I. Smith	9	310,310
P.S. Walsh	2	62,940(1)

(1)	Discounted from the age 60 normal retirement date provided for in the plan.

Fiscal 2012 Director Compensation

The following table sets forth information regarding the compensation of FedEx’s non-employee (outside) directors for the fiscal year ended May 31, 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
J.L. Barksdale	125,000	133,960	—	258,960
J.A. Edwardson	129,000	133,960	—	262,960
J.R. Hyde, III(4)	37,714	—	443,999	481,713
S.A. Jackson	125,000	133,960	—	258,960
S.R. Loranger	125,000	133,960	—	258,960
G.W. Loveman	117,500	133,960	—	251,460
R.B. Martin	66,505	133,960	—	200,465
J.C. Ramo	65,005	133,960	—	198,965
S.C. Schwab	102,000	133,960	—	235,960
J.I. Smith	108,000	133,960	—	241,960
D.P. Steiner	106,500	133,960	—	240,460
P.S. Walsh	100,000	133,960	—	233,960

(1)	Includes meeting fees, quarterly retainer payments and committee chairperson fees (as applicable). See “— Outside Directors’ Compensation” above.

(2)	On September 26, 2011, each outside director elected at the 2011 annual meeting received a stock option for 5,970 shares of common stock. The grant date fair value of each such option, computed in accordance with FASB ASC Topic 718, was $133,960. Assumptions used in the calculation of these amounts are included in note 9 to our audited consolidated financial statements for the fiscal year ended May 31, 2012, included in our Annual Report on Form 10-K for fiscal 2012. Stock options granted to the outside directors generally vest fully one year after the grant date.

(3)	The following table sets forth the aggregate number of outstanding stock options held by each current or former outside director listed in the above table as of May 31, 2012:

Name	Options Outstanding
J.L. Barksdale	48,610
J.A. Edwardson	56,610
J.R. Hyde, III	50,640
S.A. Jackson	35,610
S.R. Loranger	30,210
G.W. Loveman	19,370
R.B. Martin	5,970
J.C. Ramo	5,970
S.C. Schwab	21,410
J.I. Smith	41,610
D.P. Steiner	17,010
P.S. Walsh	48,610

(4)	J. R. Hyde, III retired as a director immediately before the 2011 annual meeting. The amount in the “All Other Compensation” column for Mr. Hyde includes his $441,597 lump sum distribution under the Retirement Plan for Outside Directors (see “—Retirement Plan for Outside Directors” above) and a $2,402 tax reimbursement payment relating to his retirement gift.

EQUITY COMPENSATION PLANS

Equity Compensation Plans Approved by Stockholders

Stockholders approved FedEx’s 1993, 1995, 1997, 1999 and 2002 Stock Incentive Plans, as amended, FedEx’s Incentive Stock Plan, as amended, and FedEx’s 2010 Omnibus Stock Incentive Plan. Although options are still outstanding under the 1993, 1995, 1997, 1999 and 2002 plans, no shares are available under these plans for future grants.

Equity Compensation Plans Not Approved by Stockholders

FedEx’s 2001 Restricted Stock Plan, as amended, was approved by the Board of Directors, but was not approved by the stockholders. The 2001 Restricted Stock Plan was terminated in September 2010, and no further grants may be made under this plan, although there are still unvested restricted share awards outstanding under the plan. Under the terms of this plan, key employees received restricted shares of common stock as determined by the Compensation Committee. Only treasury shares were issued under this plan. Holders of restricted shares are entitled to vote such shares and to receive any dividends paid on FedEx common stock.

In connection with its acquisition of Caliber System, Inc. in January 1998, FedEx assumed Caliber’s officers’ deferred compensation plan. This plan was approved by Caliber’s board of directors, but not by Caliber’s or FedEx’s stockholders. Following FedEx’s acquisition of Caliber, Caliber stock units under the plan were converted to FedEx common stock equivalent units. In addition, the employer’s 50% matching contribution on compensation deferred under the plan was made in FedEx common stock equivalent units. Subject to the provisions of the plan, distributions to participants with respect to their stock units may be paid in shares of FedEx common stock on a one-for-one basis. Effective January 1, 2003, no further deferrals or employer matching contributions will be made under the plan. Participants may continue to acquire FedEx common stock equivalent units under the plan, however, pursuant to dividend equivalent rights.

Summary Table

The following table sets forth certain information as of May 31, 2012, with respect to compensation plans under which shares of FedEx common stock may be issued.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column)
Equity compensation plans approved by stockholders	21,031,538(1)	$84.39	9,736,516(2)
Equity compensation plans not approved by stockholders	2,989(3)	N/A	—

Total	21,034,527	$84.39	9,736,516

(1)	Represents shares of common stock issuable upon exercise of outstanding options granted under FedEx’s stock option plans. This number does not include: (a) 3,440 shares of common stock issuable under a retirement plan assumed by FedEx for former non-employee directors of Caliber System, Inc.; and (b) 369 shares of common stock issuable under stock credit plans assumed by FedEx in the Caliber acquisition.

FedEx cannot make any additional awards under these assumed plans, but additional FedEx common stock equivalent units may be issued to current participants under the assumed stock credit plans pursuant to dividend equivalent rights.

(2)	Includes 2,378,499 option shares available for future grants under FedEx’s Incentive Stock Plan, 28,662 shares available for future restricted stock grants under FedEx’s Incentive Stock Plan and 7,329,355 shares available for equity grants under FedEx’s 2010 Omnibus Stock Incentive Plan (no more than 1,000,000 of the shares available under the 2010 Omnibus Stock Incentive Plan may be used for full-value awards).

(3)	Represents shares of FedEx common stock issuable pursuant to the officers’ deferred compensation plan assumed by FedEx in the Caliber acquisition as described under “— Equity Compensation Plans Not Approved by Stockholders” above.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee assists the Board of Directors in its oversight of FedEx’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is available on the FedEx Web site at http://investors.fedex.com in the Corporate Governance section under “Committee Charters.”

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control over financial reporting. FedEx’s independent registered public accounting firm is responsible for performing an audit of FedEx’s consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with United States generally accepted accounting principles. The independent registered public accounting firm also is responsible for performing an audit of and expressing an opinion on the effectiveness of FedEx’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended May 31, 2012, including a discussion of, among other things:

•	the acceptability and quality of the accounting principles;

•	the reasonableness of significant accounting judgments and critical accounting policies and estimates;

•	the clarity of disclosures in the financial statements; and

•

the adequacy and effectiveness of FedEx’s financial reporting procedures, disclosure controls and procedures and internal control over financial reporting, including management’s assessment and report on internal control over financial reporting.

The Audit Committee also discussed with the Chief Executive Officer and Chief Financial Officer of FedEx their respective certifications with respect to FedEx’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

The Audit Committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal year ended May 31, 2012, the firm’s judgments as to the acceptability and quality of FedEx’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also reviewed and discussed with the independent registered public accounting firm its audit of the effectiveness of FedEx’s internal control over financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm the firm’s independence.

The Audit Committee discussed with FedEx’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of FedEx’s internal controls and the overall quality of FedEx’s financial reporting.

In reliance on the reviews and discussions referred to above, and the receipt of unqualified opinions from Ernst & Young LLP dated July 16, 2012, with respect to the consolidated financial statements of FedEx as of and for the fiscal year ended May 31, 2012, and with respect to the effectiveness of FedEx’s internal control over financial reporting, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in FedEx’s Annual Report on Form 10-K for the fiscal year ended May 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee Members

John A. Edwardson – Chairman

Gary W. Loveman

Joshua I. Smith

David P. Steiner

AUDIT AND NON-AUDIT FEES

The following table sets forth fees for services Ernst & Young LLP provided to FedEx during fiscal 2012 and 2011:

	2012	2011
Audit fees	$12,622,000	$12,090,000
Audit-related fees	810,000	684,000
Tax fees	327,000	354,000
All other fees	1,030,000	922,000

Total	$14,789,000	$14,050,000

•

Audit Fees. Represents fees for professional services provided for the audit of FedEx’s annual financial statements, the audit of FedEx’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, the review of FedEx’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

•

Audit-Related Fees. Represents fees for assurance and other services related to the audit of FedEx’s financial statements. The fees for fiscal 2012 and 2011 were for benefit plan audits and international accounting and reporting compliance.

•

Tax Fees. Represents fees for professional services provided primarily for domestic and international tax compliance and advice. Tax compliance and preparation fees totaled $120,000 and $137,000 in fiscal 2012 and 2011, respectively.

•

All Other Fees. Represents fees for products and services provided to FedEx not otherwise included in the categories above. The fees for fiscal 2012 and 2011 were primarily for third-party data management and information technology risk assessments, insurance claims modeling and acquisition integration planning advisory services.

FedEx’s Audit Committee has determined that the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Ernst & Young LLP audited FedEx’s annual financial statements for the fiscal year ended May 31, 2012, and FedEx’s internal control over financial reporting as of May 31, 2012. The Audit Committee has appointed Ernst & Young to be FedEx’s independent registered public accounting firm for the fiscal year ending May 31, 2013. The stockholders are asked to ratify this appointment at the annual meeting. Representatives of Ernst & Young will be present at the meeting to respond to appropriate questions and to make a statement if they so desire.

Policies Regarding Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm. To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted two policies: the Policy on Engagement of Independent Auditor; and the Policy on Hiring Certain Employees and Partners of the Independent Auditor.

Pursuant to the Policy on Engagement of Independent Auditor, the Audit Committee preapproves all audit services and non-audit services to be provided to FedEx by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented at the next Audit Committee meeting.

The Audit Committee may preapprove for up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to a specific annual monetary limit also approved by the Audit Committee. The Audit Committee must be informed about each such service that is actually provided. In cases where a service is not covered by one of those approvals, the service must be specifically preapproved by the Audit Committee no earlier than one year prior to the commencement of the service.

Each audit or non-audit service that is approved by the Audit Committee (excluding tax services performed in the ordinary course of FedEx’s business and excluding other services for which the aggregate fees are expected to be less than $25,000) will be reflected in a written engagement letter or writing specifying the services to be performed and the cost of such services, which will be signed by either a member of the Audit Committee or by an officer of FedEx authorized by the Audit Committee to sign on behalf of FedEx.

The Audit Committee will not approve any prohibited non-audit service or any non-audit service that individually or in the aggregate may impair, in the Audit Committee’s opinion, the independence of the independent registered public accounting firm.

In addition, FedEx’s independent registered public accounting firm may not provide any services, including financial counseling and tax services, to any FedEx officer, Audit Committee member or FedEx managing director (or its equivalent) in the Finance department or to any immediate family member of any such person. The Policy on Engagement of Independent Auditor is available in the Corporate Governance section of the Investor Relations page of our Web site at http:investors.fedex.com.

Pursuant to the Policy on Hiring Certain Employees and Partners of the Independent Auditor, FedEx will not hire a person who is concurrently a partner or other professional employee of the independent registered public accounting firm or, in certain cases, an immediate family member of such a person. Additionally, FedEx will not hire a former partner or professional employee of the independent registered public accounting firm in an accounting role or a financial reporting oversight role if he or she remains in a position to influence the independent registered public accounting firm’s operations or policies, has capital balances in the independent registered public accounting firm or maintains certain other financial arrangements with the independent registered public accounting firm. FedEx will not hire a former member of the independent registered public accounting firm’s audit engagement team (with certain exceptions) in a financial reporting oversight role without waiting for a required “cooling-off” period to elapse.

FedEx’s Executive Vice President and Chief Financial Officer will approve any hire who was employed during the preceding three years by the independent registered public accounting firm, and will annually report all such hires to the Audit Committee.

Vote Required For Ratification

The Audit Committee is responsible for selecting FedEx’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint Ernst & Young as FedEx’s independent registered public accounting firm for fiscal year 2013. The Board of Directors believes, however, that submitting the appointment of Ernst & Young to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered public accounting firm.

The ratification of the appointment of Ernst & Young as FedEx’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve, on a non-binding basis, the following advisory resolution at the annual meeting:

“RESOLVED, that the compensation paid to FedEx’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote is not intended to address any specific element of executive compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this proxy statement.

Our executive compensation program is designed not only to retain and attract highly qualified and effective executives, but also to motivate them to substantially contribute to FedEx’s future success for the long-term benefit of stockholders and reward them for doing so. Accordingly, our Board of Directors and Compensation Committee believe that there should be a strong relationship between pay and corporate performance (both financial results and stock price), and our executive compensation program reflects this belief. As more fully discussed in the Compensation Discussion and Analysis beginning on page 25:

•

Annual and long-term incentive payments and stock options represent a significant portion of our executive compensation program. This variable compensation is “at risk” and directly dependent upon the achievement of pre-established corporate goals or stock price appreciation. In fiscal 2012, 90% of the Chairman, President and Chief Executive Officer’s target total direct compensation consisted of variable, at-risk components. With respect to the other named executive officers, 57%-59% of their fiscal 2012 target total direct compensation consisted of variable, at-risk components.

•

Annual bonus payments for fiscal 2012 were tied to meeting aggressive business plan goals for consolidated pre-tax income, as well as individual performance objectives. For fiscal 2012, the named executive officers received below-target annual bonus payouts because, among other things, pre-tax income fell below the target objective (as adjusted) for annual financial performance.

•

Long-term incentive payouts are tied to meeting aggregate earnings-per-share goals over a three-fiscal-year period. Based upon above-target earnings-per-share performance over the last three fiscal years – which exceeded the maximum payout target by almost 26% — there were maximum long-term incentive payouts for fiscal 2012.

•

The exercise price of stock options granted under our equity incentive plans is equal to the fair market value of our common stock on the date of grant, so the options will yield value to the executive only if the stock price appreciates.

•

Our stock ownership goal effectively promotes meaningful and significant stock ownership by our named executive officers and further aligns their interests with those of our stockholders. As of August 2, 2012, each named executive officer exceeded the stock ownership goal.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative appearing on pages 45 through 62, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our named executive officers.

Effect of the Proposal

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on FedEx, the Board of Directors or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any named executive officer and will not overrule any decisions made by the Board of Directors or the Compensation Committee. Because we highly value the opinions of our stockholders, however, the Board of Directors and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Vote Required for Approval

The affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote is required to approve this proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 4 — STOCKHOLDER PROPOSAL: INDEPENDENT BOARD CHAIRMAN

FedEx is not responsible for the content of this stockholder proposal or supporting statement.

FedEx has been notified that the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, the beneficial owner of 176 shares of FedEx common stock, intends to present the following proposal for consideration at the annual meeting:

“RESOLVED:    That shareholders of FedEx Corporation (“FedEx” or “Company”), ask the Board of Directors to adopt a policy that the Board’s chairman be an independent director, as defined by the rules of the New York Stock Exchange, who has not previously served as an executive officer of FedEx. The policy should be implemented so as not to violate any contractual obligation and should specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT:    We believe that a Board of Directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with FedEx.

FedEx founder Frederick W. Smith has held the positions of Chairman and CEO since 1977. We believe this leadership structure has allowed Smith to exert a dominant influence over the Board, impeding its ability to ensure that management acts strictly in FedEx’s best interests.

FedEx’s Board does not have a lead director, and we believe the Board’s composition exacerbates the need for an independent Chairman. Specifically:

•

Five members of the 12-member Board will have served together as FedEx directors for over a decade, including the Chair of the Nominating and Governance Committee and a member of that committee who is a former FedEx Express executive.

•

FedEx discloses transactions, relationships and arrangements that could potentially compromise the independence of four non-management directors, including the Chairs of the Audit and Compensation Committees.

•

Three non-management directors, including the Chair of the Compensation Committee, are CEOs of large public companies and another director serves on four other public company boards in addition to her regular employment.

(FedEx 2011 Proxy Statement)

We believe that Smith’s compensation package raises further concern about the Board’s effective independent oversight on behalf of shareholders. Stock options that lack performance hurdles comprised between 43 and 56 percent of Smith’s targeted total direct compensation in each of the fiscal years 2008--2011, and he realized approximately $81 million from option exercises over that time period, according to FedEx’s 2008--2011 Proxy Statements. In 2011, the Board, using its discretion, awarded Smith an additional bonus of $375,000 in annual incentive compensation even though he was entitled to only $91,592 based on the Company’s financial performance. We also believe that the lack of effective independent Board oversight is demonstrated by it allowing FedEx Ground to pursue a questionable business tactic of classifying drivers as “independent contractors,” which has exposed FedEx to substantial legal and financial risks. FedEx Ground is involved in approximately 30 class-action lawsuits challenging its treatment of drivers as independent contractors, according to FedEx’s 2011 10-K. In addition, the attorneys general in New York and Kentucky have filed lawsuits on similar grounds.

We urge your support FOR this proposal.”

Board of Directors’ Statement in Opposition

The Board of Directors and its Nominating & Governance Committee have considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders.

FedEx and its stockholders are best served by having Mr. Frederick W. Smith, FedEx’s founder and Chief Executive Officer, serve as Chairman of the Board of Directors. FedEx’s Bylaws provide that the Chairman of the Board of Directors shall be the Chief Executive Officer, unless the Board decides otherwise. This approach provides the Board with the necessary flexibility to determine whether the positions should be held by the same person or by separate persons based on the leadership needs of FedEx at any particular time. Adopting a policy to restrict the Board’s discretion in selecting the Chairman of the Board, as well as restricting the ability to combine the positions of Chairman and CEO, would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as Chairman. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that FedEx and its stockholders are best served by having Mr. Smith, FedEx’s founder, serve as both Chairman of the Board of Directors and Chief Executive Officer. Mr. Smith’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute FedEx’s strategic initiatives and business plans.

Mr. Smith has served as both Chairman of the Board and Chief Executive Officer of FedEx since 1977. Mr. Smith is the pioneer of the express transportation industry and his record of innovation, achievement and leadership speaks for itself. Under Mr. Smith’s leadership, FedEx has become one of the most trusted and respected brands in the world. For eleven consecutive years FedEx has ranked in the top 20 in FORTUNE magazine’s “World’s Most Admired Companies” list, rising to number 6 on the most recent 2012 list. Mr. Smith has been named one of the top 30 chief executives in the world by Barron’s magazine for five consecutive years. Under Mr. Smith’s leadership, FedEx has also experienced strong long-term financial growth and stockholder return. FedEx’s compound annual growth rates for revenue, earnings per share and stock price since its initial public offering in 1978 are approximately 18%, 11% and 15%, respectively. The Board of Directors believes that our stockholders have been well served by having Mr. Smith act as both Chairman and Chief Executive Officer.

FedEx’s strong and independent Board of Directors, together with our Lead Independent Director, effectively oversees our management and provides vigorous oversight of FedEx’s business and affairs. The Board of Directors is composed of independent, active and effective directors. Over the past three years, we have added several highly qualified, independent directors to the Board, including: Ambassador Susan C. Schwab, former U.S. Trade Representative; David P. Steiner, the CEO of Waste Management; R. Brad Martin, the former CEO of Saks Incorporated; and Joshua Cooper Ramo, Vice Chairman of Kissinger Associates, Inc. Eleven out of our twelve directors standing for reelection meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission and the Board’s standards for determining director independence. Mr. Smith is the only member of executive management who is also a director.

In addition, the Chairperson of the Nominating & Governance Committee, who is elected annually by a majority of the independent Board members, serves as the Lead Independent Director. The Lead Independent Director presides at all meetings of the Board if the Chairman of the Board and Chief Executive Officer is not present, serves as a liaison between the Chairman of the Board and Chief Executive Officer and independent Board members and is available to communicate with stockholders, as appropriate, if requested by such stockholders.

Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of FedEx’s business and affairs. Such oversight is maintained at FedEx through the composition of our Board, the strong leadership and engagement of our independent directors, Board committees and Lead Independent Director, and our highly effective corporate governance structures and processes already in place.

The Board of Directors and its committees vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. Each of the Board’s Audit, Compensation, and Nominating & Governance Committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of FedEx’s financial statements, the compensation of executive management, including Mr. Smith’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chairman and Chief Executive Officer, assessing FedEx’s financial and non-financial performance and the quality and effectiveness of Mr. Smith’s leadership. In addition, the Nominating & Governance Committee oversees the processes by which Mr. Smith is evaluated.

The Board believes that FedEx’s Corporate Governance Guidelines, which are available on the FedEx Web site, help ensure that strong and independent directors will continue to play the central oversight role necessary to maintain FedEx’s commitment to the highest quality corporate governance. Pursuant to these governance principles, non-management Board members meet at regularly scheduled executive sessions without management present in conjunction with each in-person Board meeting. The Lead Independent Director presides over these meetings. In addition, the Lead Independent Director may call such meetings of the non-management Board members as he or she deems necessary or appropriate and may also be designated by the Chairman of the Board and Chief Executive Officer to preside at any Board or stockholder meeting.

The Lead Independent Director reviews and approves all Board meeting schedules and agendas and consults with the Chairman of the Board and Chief Executive Officer regarding other information sent to the Board in connection with Board meetings or other Board action.

Moreover, consistent with our philosophy of empowering each member of our Board of Directors, each Board member may place items on the agenda for Board meetings or raise subjects that are not on the agenda for that meeting. In addition, each Board member has complete and open access to any member of management and to the chairman of each Board committee for the purpose of discussing any matter related to the work of such committee. Lastly, the Board and each Board committee have the authority to retain independent legal, financial and other advisors as they deem appropriate. See “Corporate Governance Matters — Board Leadership Structure” on page 9 for more information on our governance practices.

FedEx disagrees with the proponent’s assertions in the supporting statement. As discussed under the heading “Compensation Discussion and Analysis,” a significant portion of FedEx’s executive compensation program consists of variable, at-risk components that are directly dependent upon the achievement of pre-established corporate financial goals or stock price appreciation. The proponent takes issue with Mr. Smith’s stock option grants and his exercise of previously granted stock options, but neglects to mention that the options he exercised in fiscal years 2008, 2009, 2010 and 2011 were nearing their expiration date (granted in fiscal years 1998 and 1999, 2000, 2001 and 2002, respectively) and that our options yield value if and only if our stock price appreciates, which benefits all investors. Mr. Smith does not receive restricted stock grants. Moreover, Mr. Smith did not receive a base pay increase for fiscal 2013.

Finally, the proponent has again selectively referred to certain lawsuits and other proceedings concerning FedEx Ground, as it did with substantially similar and unsuccessful proposals the last five years. These references are irrelevant to the question of whether stockholders are best served by having combined or separate CEO and Chair positions, and are also incomplete and clearly self-serving in their descriptions, and we believe indicate a narrow interest not shared by all shareholders. Our Board of Directors has reviewed FedEx Ground’s independent contractor model and closely monitors the status of these proceedings. The independent contractor model has been in place since the inception of the company as RPS in 1985, was in place at the time we acquired Caliber System, Inc. in January 1998, and throughout FedEx Ground’s history has been upheld by numerous agencies and courts, including United States federal courts. The currently pending material litigation and other proceedings have been described in detail in FedEx’s SEC filings, and we intend to continue to vigorously defend ourselves in these proceedings. We believe that our independent contractor model will be upheld. We will continue to monitor these issues, and to make changes to our relationships with independent contractors, as may be appropriate. FedEx Ground’s use of independent contractors is well suited to the needs of the ground delivery business and its customers, which is reflected by FedEx Ground’s strong growth and outstanding service.

In sum, the Board believes that FedEx and its stockholders have been and continue to be well served by having Mr. Smith serve as both Chairman of the Board and Chief Executive Officer. The current leadership model, when combined with the current composition of the Board and the other elements of our governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of FedEx’s business and affairs. This proposal is clearly an attempt by the proponent to advance its own self-interest, which is inconsistent with the best interests of FedEx and its stockholders as a whole. Accordingly, we recommend that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

PROPOSAL 5 — STOCKHOLDER PROPOSAL: POLITICAL CONTRIBUTIONS REPORT

FedEx is not responsible for the content of this stockholder proposal or supporting statement.

FedEx has been notified that the Comptroller of the City of New York, 1 Centre Street, New York, New York 10007-2341, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System, the beneficial owner of 761,051 shares of FedEx common stock, intends to present the following proposal for consideration at the annual meeting:

“Resolved, that the shareholders of FedEx Corporation (“FedEx” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of FedEx, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

FedEx contributed at least $3 million in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

Board of Directors’ Statement in Opposition

The Board of Directors and its Nominating & Governance Committee have considered this proposal and concluded that its adoption would not be in the best interests of our stockholders.

The Board believes it is in the best interests of our stockholders for FedEx to be an effective participant in the political process. We are subject to extensive regulation at the federal and state levels and are involved in a number of legislative initiatives in a broad spectrum of policy areas that can have an immediate and dramatic effect on our operations. We ethically and constructively promote legislative and regulatory actions that further the business objectives of FedEx and attempt to protect FedEx from unreasonable, unnecessary or burdensome legislative or regulatory actions at all levels of government. As more fully described in our policy regarding political contributions (which is available on the FedEx Web site at http://investors.fedex.com/phoenix.zhtml?c=73289&p= irol-govpolitical), we actively participate in the political process with the ultimate goal of promoting and protecting the economic future of FedEx and our stockholders and employees.

An important part of participating effectively in the political process is making prudent political contributions — but only where permitted by applicable law. Political contributions of all types are subject to extensive governmental regulation and public disclosure requirements, and FedEx is fully committed to complying with all applicable campaign finance laws. For example, corporate contributions are subject to certain limitations at the federal level, and we make none. While some states allow corporate contributions to candidates or political parties, it is FedEx’s policy not to make such contributions. FedEx also does not make corporate contributions to groups organized under section 527 of the Internal Revenue Code, except to the organizational committees of the Democratic and Republican national party conventions and the annual Democratic and Republican Governor’s conferences. These limited corporate political contributions are approved by the Corporate Vice President of Government Affairs, in consultation with appropriate members of FedEx senior management. The Executive Vice President and General Counsel provides periodic updates to the Board of Directors on FedEx’s political activities, including corporate contributions. FedEx files quarterly reports with the United States House of Representatives and Senate that disclose a list of our lobbying activities, and these reports are publicly available at http://lobbyingdisclosure.house.gov/. As a result of these policies and mandatory public disclosure requirements, the Board has concluded that ample public information exists regarding FedEx’s political contributions to alleviate the concerns cited in this proposal.

FedEx also provides an opportunity for its employees to participate in the political process by joining FedEx’s non-partisan political action committee (“FedExPAC”). FedExPAC allows our employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by FedExPAC are funded entirely by the voluntary contributions of our employees. No corporate funds are used. A committee composed of appropriate members of FedEx senior management decides which candidates, campaigns and committees FedExPAC will support based on a nonpartisan effort to advance and protect the interests of FedEx and our stockholders and employees. Moreover, FedExPAC’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements, which include monthly reports with the Federal Election Commission. These reports are publicly available at http://fec.gov/ and include an itemization of FedExPAC’s receipts and disbursements, including any political contributions.

Our participation in the political process is designed to promote and protect the economic future of FedEx and our stockholders and employees, and we make political contributions and maintain memberships with a variety of trade associations expressly for that purpose. Participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members, but that we believe that the associations take many positions and address many issues in a meaningful and influential manner and in a way that will work to continue to provide strong financial returns. We have in place effective reporting and compliance procedures to ensure that our political contributions are made in accordance with applicable law and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations in which we are a member.

Finally, the Board believes that the expanded disclosure requested in this proposal could place FedEx at a competitive disadvantage by revealing its strategies and priorities. Because parties with interests adverse to FedEx also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of FedEx and our stockholders. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than FedEx alone (as the proponent requests).

In short, we believe that this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. If adopted, the proposal would apply only to FedEx and to no other company and would cause FedEx to incur undue cost and administrative burden, as well as competitive harm, without commensurate benefit to our stockholders. Accordingly, we recommend that you vote against this proposal.

Vote Required for Approval

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

We are not aware of any other matters to be conducted at the meeting. FedEx’s Bylaws require stockholders to give advance notice of any proposal intended to be presented at the annual meeting. The deadline for this notice has passed, and we did not receive any proposals that met the requirements under our Bylaws. If any other matter properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation

FedEx will bear all costs of this proxy solicitation. In addition to soliciting proxies by this mailing, our directors, officers and regular employees may solicit proxies personally or by mail, telephone, facsimile or other electronic means, for which solicitation they will not receive any additional compensation. FedEx will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request. FedEx has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist in the solicitation of proxies for a fee of $12,500 plus reimbursement of certain disbursements and expenses.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of this proxy statement and the 2012 Annual Report to Stockholders, unless contrary instructions have been received from one or more of these stockholders. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our annual report and proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our annual report and proxy statement for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: P.O. Box 43069, Providence, Rhode Island 02940-3069; by telephone: in the U.S. or Canada, 1-800-446-2617; outside the U.S. or Canada, 1-781-575-2723).

If you participate in householding and wish to receive a separate copy of this proxy statement and the 2012 Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports and proxy statements, please contact Computershare as indicated above. A separate copy of this proxy statement and the 2012 Annual Report to Stockholders will be delivered promptly upon request.

Beneficial owners of shares held in street name can request information about householding from their banks, brokerage firms or other holders of record.

Stockholder Proposals for 2013 Annual Meeting

Stockholder proposals intended to be presented at FedEx’s 2013 annual meeting must be received by FedEx no later than April 15, 2013, to be eligible for inclusion in FedEx’s proxy statement and form of proxy for next year’s meeting. Proposals should be addressed to FedEx Corporation, Attention: Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the 2013 annual meeting, including nominations of director candidates, FedEx’s Bylaws require stockholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the Bylaws, must be given no more than 120 days and no less than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Accordingly, with respect to our 2013 annual meeting of stockholders, our Bylaws require notice to be provided to FedEx Corporation, Attention: Corporate Secretary, 942 South Shady Grove Road, Memphis, Tennessee 38120, as early as May 27, 2013, but no later than June 26, 2013. Except as otherwise provided by law, the chairman of the meeting will declare out of order and disregard any nomination or other business proposed to be brought before the meeting by a stockholder that is not made in accordance with our Bylaws.

By order of the Board of Directors,

CHRISTINE P. RICHARDS

Executive Vice President, General Counsel

and Secretary

Appendix A

Companies in Executive Compensation Comparison Survey Group

3M Company

7-Eleven, Inc.

Abbott Laboratories

Accenture plc

Aetna Inc.

Alcatel-Lucent

Alstom S.A.

Amazon.com, Inc.

American Broadcasting Company

Anheuser-Busch InBev Worldwide Inc.

Archer-Daniels-Midland Company

AstraZeneca PLC

BAE Systems plc

Bayer AG

Bayer CropScience

Bayer MaterialScience

Best Buy Co., Inc.

The Boeing Company

Bunge Limited

Cadbury Limited

Caterpillar Inc.

Chrysler Group LLC

CHS Inc.

Cisco Systems, Inc.

The Coca-Cola Company

Comcast Corporation

Continental AG (Automotive Group)

The Dannon Company, Inc.

Deere & Company

Dell Inc.

Delta Air Lines, Inc.

Denso International America, Inc.

Direct Energy

The DIRECTV Group, Inc.

Disney Publishing Worldwide

The Dow Chemical Company

Dow Jones & Company

E. I. du Pont de Nemours and Company

Eli Lilly and Company

Emerson Electric Co.

Enterprise Products Partners L.P.

The Engineered Products Company

Express Scripts, Inc.

Fairchild Controls Corporation

Fluor Corporation

Fox Networks Group, Inc.

General Dynamics Corporation

GlaxoSmithKline plc

Google Inc.

Hannaford Bros. Co.

HCA Inc.

Hess Corporation

Hilton Worldwide

Hoffman-La Roche Inc.

Holcim Ltd.

Home Box Office, Inc.

The Home Depot, Inc.

Honeywell International Inc.

Ikon Office Solutions, Inc.

Ingram Micro Inc.

Intel Corporation

International Paper Company

Johnson & Johnson

Johnson Controls, Inc.

Kaiser Foundation Health Plan, Inc.

Koch Industries, Inc.

Kraft Foods Inc.

Lafarge North America Inc.

Lockheed Martin Corporation

Lowe’s Companies, Inc.

Lyondell Chemical Company

Macy’s, Inc.

Marathon Oil Corporation

Mars, Incorporated

McDonald’s Corporation

Medco Health Solutions, Inc.

MedImmune, LLC

Merck & Co., Inc.

Microsoft Corporation

Motorola Solutions, Inc.

Nokia Corporation

Northrop Grumman Corporation

Novartis Consumer Health, Inc.

Orange Business Services

PepsiCo, Inc.

Pfizer Inc.

Philip Morris International Inc.

PricewaterhouseCoopers LLP

Raytheon Company

Redcats USA, Inc.

Rio Tinto plc

Roche Diagnostics Corporation

Sanofi-Aventis

Sanofi Pasteur

A-1

Schlumberger Limited

Siemens AG

Sodexo, Inc.

Sprint Nextel Corporation

Staples, Inc.

The Stop & Shop Supermarket Company, LLC

Sunoco, Inc.

SUPERVALU INC.

Target Corporation

Tech Data Corporation

Time Inc.

Time Warner Inc.

The TJX Companies, Inc.

TUI Travel PLC

Turner Broadcasting System, Inc.

Twentieth Century Fox Film Corporation

Tyson Foods, Inc.

Unilever United States, Inc.

United Parcel Service, Inc.

United Technologies Corporation

Valero Energy Corporation

Volvo Group North America, Inc.

Walgreen Co.

The Walt Disney Company

Warner Bros. Entertainment, Inc.

Wellpoint, Inc.

Westinghouse Electric Corporation

Wm. Wrigley Jr. Company

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern time on September 23, 2012.

Vote by Internet • Go to www.investorvote.com • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	The Board of Directors recommends a vote FOR each of the listed nominees and FOR Proposals 2 and 3.

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1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - James L. Barksdale	☐	☐	☐	02 - John A. Edwardson			☐	☐	☐	03 - Shirley Ann Jackson	☐	☐	☐

	04 - Steven R. Loranger	☐	☐	☐	05 - Gary W. Loveman			☐	☐	☐	06 - R. Brad Martin	☐	☐	☐

	07 - Joshua Cooper Ramo	☐	☐	☐	08 - Susan C. Schwab			☐	☐	☐	09 - Frederick W. Smith	☐	☐	☐

	10 - Joshua I. Smith	☐	☐	☐	11 - David P. Steiner			☐	☐	☐	12 - Paul S. Walsh	☐	☐	☐

					For	Against	Abstain						For	Against	Abstain
2.	Ratification of independent registered public accounting firm.				☐	☐	☐	3. Advisory vote to approve named executive officer compensation.					☐	☐	☐
B	The Board of Directors recommends a vote AGAINST Proposals 4 and 5.

					For	Against	Abstain						For	Against	Abstain
4.	Stockholder proposal regarding independent board chairman.				☐	☐	☐	5. Stockholder proposal regarding political contributions report.					☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below.

The signer hereby revokes all proxies previously given by the signer to vote at said meeting or at any postponements or adjournments thereof.

NOTE: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, officer, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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Admission Ticket

FedEx Corporation

Annual Meeting of Stockholders

Monday, September 24, 2012

10:00 a.m. local time

FedEx Express World Headquarters

Auditorium

3670 Hacks Cross Road, Building G, Memphis, TN 38125

If you wish to attend the annual meeting in person, you will need to bring this Admission Ticket with you.

Please present this Admission Ticket and a valid government-issued photo identification (such as a driver’s license or a passport) for admission to the meeting.

Security measures will be in place at the meeting to help ensure the safety of attendees. Metal detectors similar to those used in airports will be located at the entrance to the meeting room, and briefcases, handbags and packages will be inspected. No cameras or recording devices of any kind, or signs, placards, banners or similar materials, may be brought into the meeting. Anyone who refuses to comply with these requirements will not be admitted.

This Admission Ticket is not transferable.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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Proxy Solicited on Behalf of the Board of Directors of FedEx Corporation for the Annual Meeting of Stockholders, September 24, 2012

The undersigned hereby constitutes and appoints Christine P. Richards and Alan B. Graf, Jr., and each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent the undersigned and to vote all of the shares of FedEx Corporation common stock of the undersigned at the Annual Meeting of Stockholders of FedEx to be held in the auditorium at the FedEx Express World Headquarters, 3670 Hacks Cross Road, Building G, Memphis, Tennessee 38125, on Monday, September 24, 2012, at 10:00 a.m. local time, and at any postponements or adjournments thereof, on Proposals 1 through 5 as specified on the reverse side hereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to stand for election) and on such other matters as may properly come before said meeting. This card also constitutes voting instructions for any shares held for the undersigned in the FedEx employee stock purchase plan or in any benefit plan of FedEx Corporation or its subsidiaries. If you wish to instruct a plan trustee or record holder on the voting of shares held in your account, your instructions must be received by September 19, 2012. If no direction is given, the plan trustee will vote the shares held in your account in the same proportion as votes received from other plan participants.

This proxy, when properly signed, dated and returned, will be voted as specified by you. If no direction is made, this proxy will be voted (and voting instructions given) FOR each of the director nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5. The Board of Directors recommends that you vote FOR each of the director nominees, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Ms. Richards and Mr. Graf cannot vote your shares unless you sign, date and return this card or vote on the Internet or by telephone.

If you vote by the Internet or telephone, please DO NOT mail back this proxy card. If you wish to attend the annual meeting in person, however, you will need to bring the Admission Ticket attached to this proxy card with you.

NOTE: If you vote on the Internet, you may elect to have next year’s proxy statement and annual report to stockholders delivered to you electronically. We strongly encourage you to enroll in electronic delivery. It is a cost-effective way for us to send you proxy materials and annual reports.

D	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Mark this box if you would like your name to be disclosed with your vote and comments, if any.	☐

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